UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Notice of 2013 Annual Meeting and Proxy Statement

January 18, 2013

Dear Fellow Shareholder,

I am pleased to invite you to our 2013 Annual Meeting of shareholders, which will be held on Wednesday, March 6, 2013, at 10 a.m. at The Orpheum Theatre in Phoenix, Arizona.

At the meeting, we will be electing 10 members of our Board of Directors. We will also be considering ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, approval of our existing executive performance plan with amendments, an advisory vote to approve executive compensation and two shareholder proposals.

You may vote your shares using the Internet or the telephone by following the instructions on page 67 of the proxy statement. Of course, you may also vote by returning a proxy card or voting instruction form if you received a paper copy of this proxy statement.

If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 68 of the proxy statement. If you cannot attend the meeting, you can still listen to the meeting, which will be webcast and available on our Investor Relations website.

Thank you very much for your continued interest in The Walt Disney Company.

Sincerely,

Robert A. Iger
Chairman and Chief Executive Officer

Table of Contents

Notice of Annual Meeting

Proxy Summary	1

Corporate Governance and Board Matters	9
Corporate Governance Guidelines and Code of Ethics	9
Board Leadership	9
Committees	10
The Board’s Role in Risk Oversight	11
Director Selection Process	12
Director Independence	13
Certain Relationships and Related Person Transactions	14
Shareholder Communications	14

Director Compensation	16

Executive Compensation	19
Compensation Discussion and Analysis	19
Compensation Objectives and Program Design	19
Fiscal 2012 Decisions	30
Compensation Committee Report	36
Compensation Tables	37

Audit-Related Matters	51
Audit Committee Report	51
Policy for Approval of Audit and Permitted Non-audit Services	52
Auditor Fees and Services	52

Items to Be Voted On	53
Election of Directors	53
Ratification of Appointment of Independent Registered Public Accountants	58
Approval of Terms of the Amended and Restated 2002 Executive Performance Plan, as amended	58
Advisory Vote on Executive Compensation	60
Shareholder Proposals	61
Other Matters	66

Information About Voting and the Meeting	67
Shares Outstanding	67
Voting	67
Attendance at the Meeting	68

Other Information	69
Stock Ownership	69
Section 16(a) Beneficial Ownership Reporting Compliance	70
Electronic Availability of Proxy Statement and Annual Report	70
Mailings to Multiple Shareholders at the Same Address	70
Proxy Solicitation Costs	71

Annex A – Amended and Restated 2002 Executive Performance Plan	A-1
Annex B – Reconciliation of Non-GAAP Measure	B-1

The Walt Disney Company (500 South Buena Vista Street, Burbank, California 91521) is providing you with this proxy statement relating to its 2013 Annual Meeting of shareholders. We began mailing a notice on January 18, 2013 containing instructions on how to access this proxy statement and our annual report online, and we also began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy. References to “the Company” or “Disney” in this Proxy Statement refer to The Walt Disney Company and its consolidated subsidiaries.

The Walt Disney Company Notice of 2013 Annual Meeting

500 South Buena Vista Street
Burbank, California 91521

January 18, 2013

The 2013 Annual Meeting of shareholders of The Walt Disney Company will be held:

     Wednesday, March 6, 2013
     10:00 a.m. Local Time
     The Orpheum Theatre, 203 West Adams Street, Phoenix, Arizona

The items of business are:
1.	Election of the 10 nominees named in the proxy statement as Directors, each for a term of one year.
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2013.
3.	Approval of the terms of the Company’s Amended and Restated 2002 Executive Performance Plan, as amended.
4.	Consideration of an advisory vote to approve executive compensation.
5.	Consideration of up to two shareholder proposals, if presented.

Shareholders of record of Disney common stock (NYSE: DIS) at the close of business on January 7, 2013, are entitled to vote at the meeting and any postponements or adjournments of the meeting. A list of these shareholders is available at the offices of the Company in Burbank, California.

Alan N. Braverman
Senior Executive Vice President,
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 6, 2013
The proxy statement and annual report to shareholders and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important
Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this proxy statement.

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement

Proxy Summary

This summary provides highlights of certain information in this proxy statement. As it is only a summary, please review the complete proxy statement and 2012 annual report before you vote.

The Walt Disney Company delivered excellent financial results in fiscal 2012, driving total shareholder return (TSR) of 76% for the year, exceeding the average of our direct competitors and more than 2.5 times the return of the S&P 500. The Compensation Committee strongly believes in pay for performance and that our ongoing success is in large part due to the contributions of the senior management team under the leadership of our CEO, Robert A. Iger. Thus, Mr. Iger’s compensation in 2012 (and that of the other executives discussed in this proxy statement) reflects these outstanding financial results.

Response to Shareholder Feedback

While a majority of the shares voted on the advisory vote on executive compensation conducted at last year’s Annual Meeting of shareholders supported the compensation of the named executive officers, the vote total fell below our expectations. In response, members of our management and the Compensation Committee Chair met with many of our largest shareholders during the course of the year to better understand their concerns about our executive compensation program. These discussions established there was a consensus that the performance test for the performance-based restricted stock unit awards granted to our executives should be modified, but there was no consistent call for any other program design change. In response to what was learned:

  The Committee:
  Changed the performance test for Performance Stock Units, which previously allowed for vesting of nearly 100% of the target amount of units with weak TSR performance if a secondary earnings per share (EPS) test was satisfied. The new test separately ties 50% of the award to our relative TSR as measured against the S&P 500 and 50% to our relative EPS performance measured against the same index so management has incentives to deliver strong performance on both measures.
  Re-examined and reaffirmed that the five other large-cap media companies (which, together with Disney, we refer to as the Media Industry Peers) effectively establish the market for senior executives with the range of skills necessary to manage our complex, global and creative businesses and that, to attract and retain the talent it needs, the Company’s compensation needs to be competitive with that market through compensation opportunities that are substantially linked to performance.
  Adjusted the criteria for selecting the general industry peer group which is used for evaluating general compensation program elements.
  The Company formalized a prohibition on executives pledging shares of Company stock in addition to a pre-existing prohibition against hedging interests in shares.

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement       1

Fiscal 2012 Performance

Given the pay for performance nature of our compensation structure, we believe it is important to measure compensation against our 2012 financial results as well as recent total shareholder return performance.

By almost any measure, fiscal 2012 was an outstanding year, with the Company achieving record revenue, net income and earnings per share. Compared to fiscal 2011:

  Diluted earnings per share increased 24%, net income attributable to shareholders increased 18% and segment operating income increased by 13%, all on a revenue increase of 3%.

*For a reconciliation of segment operating income to net income, see Annex B.

  Operating income improved in every segment.

The Company also delivered outstanding shareholder returns in fiscal 2012 as measured for the one, three and five-year periods including fiscal 2012.

2	Proxy Summary

  Our one-year TSR was 76.3% compared to 30.2% for the S&P 500. The Company’s TSR exceeded the weighted average TSR of the large-cap Media Industry Peer group.

  Over the past three fiscal years, our TSR was 99.8%, which was twice the S&P 500’s TSR of 49.6%. During the economic crisis in fiscal years 2008 and 2009, our stock performed much better than the weighted average performance for the other Media Industry Peers, with our stock price declining only 20.9% compared to an average decline of 38.4% for the other Media Industry Peers. As a result, Disney’s stock price began the three-year performance period at a much higher relative level than the average for the other Media Industry Peers, and therefore did not rebound as much as the other Media Industry Peers when the market recovered. This factor suppressed our three-year TSR growth rate compared to the other Media Industry Peers. We anticipate a similar impact on our five-year growth rate in fiscal 2013.

  Over the past five fiscal years, our TSR was 62.2%, which dramatically exceeded the S&P 500’s TSR of 5.4%. Our TSR also dramatically outperformed the Media Industry Peer group.

Mr. Iger’s leadership in achieving the outstanding performance described above set the context for the Compensation Committee’s decisions for fiscal 2012. We address Mr. Iger’s compensation below and in the Compensation Discussion and Analysis beginning on page 19. We also discuss the compensation of other named executive officers in the Compensation Discussion and Analysis.

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	3

The Alignment of Mr. Iger’s Compensation
with Disney’s Performance

The starting point for understanding the Compensation Committee’s annual decisions about Mr. Iger’s compensation is the structure of his employment agreement as renegotiated during fiscal 2011, and the Committee’s rationale for putting it in place.

In our meetings with shareholders, there was broad agreement with the Compensation Committee’s assessment that Mr. Iger’s performance as chief executive officer has been excellent. During his tenure, the Company’s financial results have been outstanding. On a compounded basis, income from continuing operations has grown 13% and diluted EPS has grown 15%.

This financial success has translated into strong shareholder returns. Disney’s TSR of 139% over Mr. Iger’s tenure dramatically exceeds the S&P 500’s return of 36% from September 30, 2005, to September 28, 2012.

In light of this performance, the Board of Directors determined in 2011 that it would be in the best interest of the Company to extend Mr. Iger’s tenure beyond his then current termination date of January 31, 2013. In negotiations with Mr. Iger, the Committee determined such an extension was possible only on the basis of a contract that fairly reflected the market for his unique set of experience and talents, and, accordingly, on terms that would be competitive to those of CEOs at the other Media Industry Peers. Even within the constraints of that market, the Committee structured Mr. Iger’s compensation:

  To be almost entirely performance-based;
  To provide no upfront equity grants (which had been provided in Mr. Iger’s prior agreement and in those of the CEOs of three of the other Media Industry Peers); and
  To be well within the range of the compensation provided to other Media Industry Peer CEOs despite the fact that the Company’s business is more complex than that of the other Media Industry Peers. The sum of the annual salary and target bonus opportunity in Mr. Iger’s agreement was below the median for this group at the time it was entered into and the annual equity award opportunity is below the 75th percentile if up-front awards to other Media Industry Peer executives were spread across the terms of their agreements.

4       Proxy Summary

92% of the target value of Mr. Iger’s compensation is contingent on the Company’s financial results and the performance of Disney stock. The only fixed element is his base salary of $2,500,000. Substantially all other compensation breaks into two performance-based categories:

  An annual performance-based cash bonus opportunity with a target value of $12,000,000 that is:
  (a) 70% dependent on performance against four financial measures established by the Compensation Committee at levels that it views as appropriate stretch goals and will, if achieved on a consistent basis over time, drive long-term shareholder value; and
  (b) 30% dependent on how the Compensation Committee assesses Mr. Iger’s leadership in driving the Company towards the attainment of other qualitative goals established early in the fiscal year.
  An annual equity award with a grant date value of at least $15,500,000, comprised of 50% options and 50% performance-based units. Mr. Iger will realize value from the stock options only to the extent Disney’s stock price appreciates. The performance-based units will vest and yield value only if three-year tests based on relative TSR and earnings per share are met.

Fiscal 2012 CEO Compensation

Mr. Iger’s reported compensation increased 20% ($6.8 million) compared to fiscal 2011. As called for by his new contract, the vast majority of this change was driven by the increase in base salary ($500,000) and the performance-based compensation opportunity ($4.7 million). His reported compensation also reflects an increase in the present value of his pension benefit largely caused by a decrease in the discount rate ($1.1 million) partially offset by a decline ($160,000) in other compensation. The only other element that affected Mr. Iger’s reported compensation was the Compensation Committee’s qualitative assessment of his performance against key strategic goals ($720,000). The components of Mr. Iger’s reported compensation were:

  Salary: $2,500,000, as set out in his employment agreement.
  Performance-based cash bonus: $16,520,000 (based on a target of $12 million) reflecting two components.
    70% of the bonus is formulaically determined by the Company’s performance against four key financial measures approved by the Committee: operating income, adjusted earnings per share, after-tax free cash flow, and return on invested capital, each determined as described on page 32. The Company delivered excellent results in each of these measures in fiscal 2012.

Fiscal 2012 CEO Compensation continues on next page ▶

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	5

    30% of the bonus reflected the Committee’s assessment of Mr. Iger’s strong leadership and vision in driving the Company toward the attainment of many significant long-term strategic goals including the launch of a new cruise ship, the opening of Cars Land at Disney California Adventure, the launch of a Disney Channel in a number of key emerging markets, and the renewals of several long-term affiliate agreements for our industry-leading cable networks and ABC. During the year, the Company also released Marvel’s The Avengers, which became the 3rd-largest film of all time in global box office, demonstrating the significant long-term value created from the Marvel acquisition. Mr. Iger also led the Company’s negotiation to acquire Lucasfilm, which closed at the end of December.
  Stock Options and Performance-based Stock Units: $17,300,000, which is equal to the accounting value of the minimum grant set out in his employment agreement.

It should be noted that Mr. Iger’s total compensation in fiscal years 2009, 2010 and 2011 was near or below the median of compensation awarded to his peers at the five other large-cap Media Industry Peer companies. Data for fiscal 2012 is not yet available for four of the five companies.

Additional details on our compensation program and fiscal 2012 compensation can be found in the Executive Compensation section of this proxy statement beginning on page 19.

6       Proxy Summary

Governance Highlights

The Board of Directors continues to monitor emerging best practices in governance and adopts measures where it determines them to be in the best interest of shareholders.

  To maintain our excellent current leadership and ensure an effective succession, the Board of Directors determined that it was in the best interest of shareholders to appoint Mr.Iger Chairman of the Board in March 2012.
  To ensure effective independent leadership of Board functions, the Board appointed Orin Smith as independent Lead Director, and amended the Company’s Corporate Governance Guidelines to give the independent Lead Director extensive responsibilities, including:
    Presiding over meetings of independent Directors;
    Communicating with the chief executive officer on behalf of independent Directors;
    Approving meeting agendas and information sent to the Board;
    Leading the Board’s evaluation of the chief executive officer; and
    Leading the Board’s annual self evaluation.
  During the year, the Board also increased the stock ownership requirement for Directors from three times the amount of the annual Board retainer to five times the amount of the annual Board retainer.

In this year’s proxy statement, you will find two shareholder proposals, one dealing with proxy access and one dealing with Board leadership. Management recommends against both proposals. We direct you to pages 62 and 65 where you can read our detailed positions on these proposals.

Additional information regarding corporate governance at Disney can be found at pages 9 to 15.

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	7

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of shareholders.

		For More Information	Board Recommendation
Proposal 1: Election of ten directors		Pages 53 to 57	✓ For Each Nominee
Susan E. Arnold	Aylwin B. Lewis
John S. Chen	Monica C. Lozano
Judith L. Estrin	Robert W. Matschullat
Robert A. Iger	Sheryl K. Sandberg
Fred H. Langhammer	Orin C. Smith
Proposal 2:		Page 58	✓ For
Ratification of appointment of independent
registered public accountants
Proposal 3:		Pages 58 to 60	✓ For
Approval of the terms of the Company’s Amended
and Restated 2002 Executive Performance Plan,
as amended
Proposal 4:		Page 60	✓ For
Advisory vote on executive compensation
Proposal 5:		Pages 61 to 64	✗ Against
Shareholder proposal on proxy access
Proposal 6:		Pages 64 to 66	✗ Against
Shareholder proposal on future separation of chairman
and chief executive officer positions

You may cast your vote in any of the following ways:

Internet		Phone	Mail	In Person
Visit www.ProxyVote.com. You will need the 12 digit number included in your proxy card, voter instruction form or notice.	You can scan this QR code to vote with your mobile phone. You will need the 12 digit number included in your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 12 digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See below regarding Attendance at the Meeting.

Attendance at the Meeting

If you plan to attend the meeting, you must be a shareholder on the record date and request an admission ticket in advance following the instructions set forth on page 68 of this proxy statement. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than March 1, 2013. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check point before being granted access to the meeting.

8       Proxy Summary

Corporate Governance and Board Matters

The Board of Directors

The current members of the Board of Directors are:

Susan E. Arnold John S. Chen Judith L. Estrin Robert A. Iger Fred H. Langhammer	Aylwin B. Lewis Monica C. Lozano Robert W. Matschullat Sheryl K. Sandberg Orin C. Smith

The Board met seven times during fiscal 2012. Each current Director attended at least 75% of all of the meetings of the Board and Committees on which he or she served and attended the Company’s 2012 annual shareholders meeting. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the shareholders of the Company, and meetings of the Board and Committees of which he or she is a member.

Corporate Governance Guidelines and Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its Committees, directs the affairs of the Company. The Guidelines address, among other things, the composition and functions of the Board of Directors, director independence, stock ownership by and compensation of Directors, management succession and review, Board Committees and selection of new Directors.

The Company has Standards of Business Conduct, which are applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Board has a separate Code of Business Conduct and

Ethics for Directors, which contains provisions specifically applicable to Directors.

The Corporate Governance Guidelines, the Standards of Business Conduct and the Code of Business Conduct and Ethics for Directors are available on the Company’s Investor Relations website under the “Corporate Governance” heading at www.disney.com/investors and in print to any shareholder who requests them from the Company’s Secretary. If the Company amends or waives the Code of Business Conduct and Ethics for Directors or the Standards of Business Conduct with respect to the chief executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.

Board Leadership

The Company’s Corporate Governance Guidelines specify that the Chairman of the Board will be an independent Director, unless the Board determines that a different structure would better serve the best interests of the shareholders, in which case, the Board will disclose in the Company’s proxy statement the reasons for a different arrangement and appoint an independent Director as Lead Director with duties and responsibilities detailed in the Corporate Governance Guidelines. For the reasons that follow, the Board determined in October 2011 that, in view of the unique set of circumstances that exist at the Company, a different structure would better serve the interests of shareholders at this time.

In October 2011, the Board determined to name Mr. Iger as Chairman upon the retirement of John Pepper as Chairman, and Mr. Iger was accordingly elected Chairman on March 13, 2012. In making this determination, the Board took into account the coincidence of two developments: (a) the decision by Mr. Pepper to step down from the Board in March 2012, and (b) the fact that Mr. Iger would be nearing the end of his existing employment agreement at that time coupled with the Board’s conclusion that securing Mr. Iger’s leadership and skills for a period of almost five years, through mid-2016, would be of substantial value to the Company. The Board also believed that naming Mr. Iger as Mr. Pepper’s successor as an executive Chairman

Continues on next page ▶

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	9

through the expiration of Mr. Iger’s contract would further a number of important other objectives:

(a)	in planning for the appointment of a new chief executive officer towards the latter part of that period, with Mr. Iger continuing to serve as executive Chair, the Company would continue to get the benefit of Mr. Iger’s skill and experience as an executive of the Company to aid in the transition for the duration of his contract;
(b)	in contemplation of that transition, naming Mr. Iger as Chair (with the designation of an independent Lead Director) would provide an important element of continuity to the Board’s leadership structure; and
(c)	naming Mr. Iger as Chair would add a substantial strategic perspective to that position.

In making these judgments, the Board took into account its evaluation of Mr. Iger’s performance as chief executive officer and president, his very positive relationships with the other members of the Board of Directors and the strategic vision and perspective he would bring to the Chair position. The Board was uniformly of the view that Mr. Iger would provide excellent leadership of the Board in the performance of its duties. Taking all of this into account, the Board concluded that extending Mr. Iger’s employment contract in October 2012 and naming him as Chairman of the Board through the remainder of the term of his new employment agreement would put in place an effective plan for the future transition of leadership that would best serve the interests of the Company and its shareholders.

At the time Mr. Iger became Chairman, the Board unanimously elected Orin Smith as independent Lead Director. The duties of the independent Lead Director, which were expanded in connection with the appointment of Mr. Iger as Chairman, are as follows:

  Preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of non-management or independent Directors;
  Call meetings of the independent or non-management Directors;
  Serve as liaison between the Chairman and the independent and non-management Directors;
  Approve information sent to the Board of Directors;
  Approve meeting agendas for the Board of Directors, including assurance that there is sufficient time for discussion of all agenda items;
  Organize and lead the Board’s evaluation of the Chief Executive Officer;
  Be responsible for leading the Board’s annual self-assessment;
  Be available for consultation and direct communication upon the reasonable request of major shareholders;
  Advise Committee Chairs with respect to agendas and information needs relating to Committee meetings;
  Provide advice with respect to the selection of Committee Chairs; and
  Perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Committees

The Board of Directors has four standing committees: Audit, Governance and Nominating, Compensation and Executive. Information regarding these committees is provided below.

The charters of the Audit, Governance and Nominating and Compensation Committees are available on the Company’s Investor Relations website under the “Corporate Governance” heading at www.disney.com/investors and in print to any shareholder who requests them from the Company’s Secretary.

Audit Committee

Monica C. Lozano Robert W. Matschullat (Chair) Orin C. Smith

The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The Audit Committee met eight times during fiscal 2012. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Matschullat, the chair of the Committee, and Mr. Smith are qualified as audit committee financial experts within the meaning of SEC regulations and that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange, and that Ms. Lozano is financially literate within the meaning of the listing standards of the New York Stock Exchange.

Corporate Governance and Board Matters
Governance and Nominating Committee

Judith L. Estrin Aylwin B. Lewis (Chair) Robert W. Matschullat Sheryl K. Sandberg

The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Committee also reviews and approves transactions between the Company and Directors, officers, 5% shareholders and their affiliates under the Company’s Related Person Transaction Approval Policy, supervises the Board’s annual review of Director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to compensation of non-executive members of the Board of Directors, makes recommendations to the Board with respect to Committee assignments and oversees the Board’s director education practices. The Committee met five times during fiscal 2012. All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Compensation Committee

Susan E. Arnold (Chair) John S. Chen Fred H. Langhammer Aylwin B. Lewis

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluating the performance of the chief executive officer and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the chief executive officer. The Committee is also responsible for making recommendations to the Board regarding the compensation of other executive officers and certain compensation plans, and the Board has also delegated to the Committee the responsibility for approving these arrangements. Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis,” below. In fiscal 2012, the Compensation Committee met eight times. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Executive Committee

Robert A. Iger Orin C. Smith (Chair)

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. In practice, the Committee’s actions are generally limited to matters such as the authorization of routine transactions including corporate credit facilities and borrowings. In fiscal 2012, the Executive Committee held no meetings.

The Board’s Role in Risk Oversight

As noted in the Company’s Corporate Governance Guidelines, the Board, acting directly or through Committees, is responsible for “assessing major risk factors relating to the Company and its performance” and “reviewing measures to address and mitigate such risks.” In discharging this responsibility, the Board, either directly or through Committees, assesses both the risks that inhere in the key economic and market assumptions that underpin the Company’s business plans and growth strategies and significant operational risks related to the conduct of the Company’s day-to-day operations.

Risks that relate to the market and economic assumptions that underpin each business unit’s growth plans are specifically addressed in connection with the Board’s annual review of the Company’s five-year plan. The

Continues on next page ▶

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	11

Board also has the opportunity to address such risks at each Board meeting in connection with its regular review of significant business and financial developments. The Board reviews risks arising out of specific significant transactions when these transactions are presented to the Board for review or approval.

Significant operational risks that relate to on-going business operations are the subject of regularly scheduled reports to either the full Board or one of its committees. The Board acting through the Audit Committee reviews on an annual basis whether these reports appropriately cover the significant risks that the Company may then be facing.

Each of the Board’s committees addresses risks that fall within the committee’s areas of responsibility. For example, the Audit Committee reviews periodically the audit plan of management audit, the international labor standards compliance program, the Company’s information technology risks and mitigation strategies, the tax function, treasury operations (including insurance) and the ethical standards and compliance program. In addition, the Audit Committee receives regular reports from: corporate controllership and the outside auditor on financial reporting matters; management audit about significant findings; and the general counsel regarding legal and regulatory risks. The Audit Committee reserves time at each meeting for private sessions with the chief financial officer, general counsel, head of management audit and outside auditors. The Compensation Committee addresses risks arising out of the Company’s executive compensation programs as described at pages 27 to 28, below.

The independent Lead Director promotes effective communication and consideration of matters presenting significant risks to the Company through his or her role in approving the Board’s meeting agendas, advising committee chairs, chairing meetings of the independent Directors and communicating between independent Directors and the chief executive officer.

Director Selection Process

Working closely with the full Board, the Governance and Nominating Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the balance of management and independent Directors; and the need for financial or other specialized expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee retains a third-party executive search firm to identify and review candidates upon request of the Committee from time to time.

Once the Committee has identified a prospective nominee — including prospective nominees recommended by shareholders — it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Committee takes into account the information provided to the Committee with the recommendation of the candidate, as well as the Committee’s own knowledge and information obtained through inquiries to third parties to the extent the Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Committee has established. If the Committee determines, in consultation with the Chairman of the Board and other Directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

  the ability of the prospective nominee to represent the interests of the shareholders of the Company;
  the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
  the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

Corporate Governance and Board Matters

  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;
  the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers and guests and the communities in which it operates; and
  the willingness of the prospective nominee to meet the minimum equity interest holding guideline set out in the Company’s Corporate Governance Guidelines.

If the Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new Director after considering the Committee’s report.

In selecting nominees for Director, the Board seeks to achieve a mix of members who together bring experience and personal backgrounds relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. In light of the Company’s current priorities, the Board seeks experience relevant to managing the creation of high-quality branded entertainment products and services, addressing the impact of rapidly changing technology and expanding business outside of the United States. The Board also seeks experience in large, diversified enterprises and demonstrated ability to manage complex issues that involve a balance of risk and reward and seeks Directors who have expertise in specific areas such as consumer and cultural trends, business innovation, growth strategies and financial oversight. The background information on current nominees beginning on page 53 sets out how each of the current nominees contributes to the mix of experience and qualifications the Board seeks.

In making its recommendations with respect to the nomination for re-election of existing Directors at the annual shareholders meeting, the Committee assesses the composition of the Board at the time and considers the extent to which the Board continues to reflect the criteria set forth above.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s Bylaws relating to shareholder nominations as described in “Shareholder Communications” below.

Director Independence

The provisions of the Company’s Corporate Governance Guidelines regarding Director independence meet and in some areas exceed the listing standards of the New York Stock Exchange. These provisions are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s Investor Relations website under the “Corporate Governance” heading at www.disney.com/investors.

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in November 2012. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. As provided in the

Guidelines, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that all of the Directors nominated for election at the 2013 Annual Meeting are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Iger. Mr. Iger is considered an inside Director because of his employment as a senior executive of the Company. In addition, John Bryson and Steven Jobs, who each served briefly at the beginning of the fiscal year but did not participate in any Board or Committee business during the fiscal year, were not considered independent for the reasons set forth in our 2012 proxy statement, and John Pepper, who served through the 2012 Annual Meeting, was determined to be independent in November 2011.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	13

In determining the independence of each Director, the Board considered and deemed immaterial to the Directors’ independence transactions involving the sale of products and services in the ordinary course of business between the Company, on the one hand, and, on the other, companies at which some of our Directors or their immediate family members were officers or employees during fiscal 2012. In each case, the amount paid to or received from these companies in each of the last three years did not approach the 2% of total revenue threshold in the Guidelines. The Board determined that none of the relationships it considered impaired the independence of the Directors.

Certain Relationships and Related Person Transactions

The Board of Directors has adopted a written policy for review of transactions involving more than $120,000 in any fiscal year in which the Company is a participant and in which any Director, executive officer, holder of more than 5% of our outstanding shares or any immediate family member of any of these persons has a direct or indirect material interest. Directors, 5% shareholders and executive officers are required to inform the Company of any such transaction promptly after they become aware of it, and the Company collects information from Directors and executive officers about their affiliations and affiliations of their family members so the Company can search its records for any such transactions. Transactions are presented to the Governance and Nominating Committee of the Board (or to the Chairman of the Committee if the Committee delegates this responsibility) for approval before they are entered into or, if this is not possible, for ratification after the transaction has been entered into. The Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company, including whether the transaction impairs independence of a Director. The policy does not require review of the following transactions:

  Employment of executive officers approved by the Compensation Committee;
  Compensation of Directors approved by the Board;
  Transactions in which all shareholders receive benefits proportional to their shareholdings;
  Ordinary banking transactions identified in the policy;
  Any transaction contemplated by the Company’s Certificate of Incorporation, Bylaws or Board action where the interest of the Director, executive officer, 5% shareholder or family member is disclosed to the Board prior to such action;
  Commercial transactions in the ordinary course of business with entities affiliated with Directors, executive officers, 5% shareholders or their family members if the aggregate amount involved during a fiscal year is less than the greater of (a) $1,000,000 and (b) 2% of the Company’s or other entity’s gross revenues and the related person’s interest in the transaction is based solely on his or her position with the entity;
  Charitable contributions to entities where a Director is an executive officer of the entity if the amount is less than the lesser of $200,000 and 2% of the entity’s annual contributions; and
  Transactions with entities where the Director, executive officer, 5% shareholder or immediate family member’s sole interest is as a non-executive officer employee of, volunteer with, or director or trustee of the entity.

During fiscal year 2012, there were no transactions requiring disclosure with, or with an immediate family member of, Directors, executive officers or persons who were the beneficial owners of more than 5% of the Company’s outstanding shares during the fiscal year.

Shareholder Communications

Generally. Shareholders may communicate with the Company through its Shareholder Services Department by writing to 500 South Buena Vista Street, MC 9722, Burbank, California 91521, by calling Shareholder Services at (818) 553-7200, or by sending an e-mail to investor.relations@disneyonline.com. Additional information about contacting the

Company is available on the Company’s Investor Relations website (www.disney.com/investors) under “Shareholder Information” and “Contact Us.”

Shareholders and other persons interested in communicating directly with the independent Lead Director or with the non-management Directors as a

Corporate Governance and Board Matters

group may do so by writing to the independent Lead Director, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030. Under a process approved by the Governance and Nominating Committee of the Board for handling letters received by the Company and addressed to non-management members of the Board, the office of the Secretary of the Company reviews all such correspondence and forwards to Board members a summary and/or copies of any such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Shareholder Proposals for Inclusion in 2014 Proxy Statement. To be eligible for inclusion in the proxy statement for our 2014 Annual Meeting, shareholder proposals must be received by the Company’s Secretary no later than the close of business on September 20, 2013. Proposals should be sent to the Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030 and follow the procedures required by SEC Rule 14a-8.

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2014 Annual Meeting. Under our bylaws, written notice of shareholder nominations to the Board of Directors and any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2014 Annual Meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary between November 6, 2013 and December 6, 2013. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote.

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	15

Director Compensation

Under the Company’s Corporate Governance Guidelines, non-employee Director compensation is determined annually by the Board of Directors acting on the recommendation of the Governance and Nominating Committee. In formulating its recommendation, the Governance and Nominating Committee receives input from the third-party compensation consultant retained by the Compensation Committee regarding market practices for Director compensation. Directors who are also employees of the Company receive no additional compensation for service as a Director. The elements of annual Director compensation for fiscal 2012 are as shown at the right. Mr. Pepper, as independent Board Chairman, received a pro rata portion of an annual stock grant of $500,000 for his service through March 2012, which was in lieu of all other Director compensation, except a pro rata portion of an annual stock unit award of $56,000.

The Company does not provide retirement benefits to any non-employee Directors who served during fiscal 2012.

Annual Board retainer	$100,000
Annual committee retainer (except Executive Committee)[1]	$10,000
Annual committee chair retainer (except Audit and	$15,000
Executive Committees)[2]
Annual committee chair retainer (Audit Committee only)[2]	$20,000
Annual deferred stock unit grant	$150,000
Annual retainer for independent Lead Director[3]	$50,000

[1]	Per committee.
[2]	This is in addition to the annual committee retainer the Director receives for serving on the committee.
[3]	This is in addition to the annual Board retainer, committee fees and the annual deferred stock unit grant.

Director Compensation for Fiscal 2012

The table on the right identifies the compensation earned during fiscal 2012 by each person who served as a non-employee Director during the year (other than Mr. Bryson and Mr. Jobs, who received no compensation for service during the fiscal year). Information regarding the amounts in each column follows.

Fees Earned or Paid in Cash. The annual Board retainer and annual committee and committee-chair retainers are payable in cash at the end of each quarter. The Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan allows non-employee Directors to elect each year to receive all or part of their retainers in Disney stock or to defer all or part of this compensation until after their service as a Director ends. Directors who elect to receive stock instead of cash but who do not defer their compensation are credited each quarter with a dollar amount equal to fees earned that quarter based on the fair market value of shares at the end of the quarter and receive shares after the end of each calendar year. Directors who elect to defer their compensation may also elect to receive cash or stock. Directors who elect to receive deferred compensation in cash receive a credit each quarter, and the balance in their deferred cash account earns

	Fees
	Earned
	or Paid
	in	Stock	All Other
	Cash	Awards	Compensation	Total
Susan E. Arnold	$118,242	$151,589	$13,378	$283,209
John S. Chen	110,000	151,589	2,862	264,451
Judith L. Estrin	110,000	151,589	3,859	265,448
Fred H. Langhammer	116,758	151,589	15,850	284,197
Aylwin B. Lewis	135,000	151,589	5,416	292,005
Monica C. Lozano	110,000	151,589	17,753	279,342
Robert W. Matschullat	130,989	151,589	12,076	294,654
John E. Pepper, Jr.	—	253,723	11,702	265,425
Sheryl K. Sandberg	110,000	151,589	13,409	274,998
Orin C. Smith	146,621	151,589	9,155	307,365

interest at an annual rate equal to the Moody’s Average Corporate (Industrial) Bond Yield, adjusted quarterly. For fiscal 2012, the average interest rate was 4.43%. Interest earned on deferred amounts is included in the “All Other Compensation” column. Directors who elect to receive deferred compensation in stock receive stock units each quarter and shares of stock are distributed with respect to these units after their service as a Director ends.

Director Compensation

The column labeled “Fees Earned or Paid in Cash” sets forth amounts payable in cash on a current basis, whether paid currently or deferred by the Director to be paid in cash or shares after their service ends. This column does not include fees paid for service as independent Chairman of the Board, as those fees are required to be paid in the form of shares of stock distributed to the Chairman after the end of the calendar year in which they were earned and are therefore included in the “Stock Awards” column.

Form of Receipt of Director Fees. The following table identifies for each Director the dollar amount included in the “Fees Earned or Paid in Cash” column received in cash, the dollar amount deferred to be paid in cash, and the number and dollar value of stock units received as deferred compensation. The number of units awarded is equal to the dollar amount of fees accruing each quarter divided by the average over the last ten trading days of the quarter of the average of the high and low trading price for shares of Company common stock on each day in the ten-day period. In the case of Ms. Lozano, a portion of the units represented fees paid currently in stock and was distributed as shares following December 31, 2012.

		Deferred Fees
	Fees		To be Paid in Stock
	Paid	To be
	Currently	Paid in	Number	Value of
	in Cash	Cash	of Units	Units
Susan E. Arnold	$118,242	$—	—	$—
John S. Chen	55,000	—	1,242	55,000
Judith L. Estrin	110,000	—	—	—
Fred H. Langhammer	116,758	—	—	—
Aylwin B. Lewis	67,500	—	1,524	67,500
Monica C. Lozano	25,575	51,925	734	32,500
Robert W. Matschullat	100,989	—	817	30,000
John E. Pepper, Jr.	—	—	—	—
Sheryl K. Sandberg	55,000	—	1,242	55,000
Orin C. Smith	146,621	—	—	—

Stock Awards. This column sets forth the grant date fair market value of awards for service in fiscal 2012 with respect to:

  the annual deferred stock unit grant; and
  for the independent Chairman of the Board, shares awarded with respect to the annual retainer and the portion of the annual deferred stock unit grant awarded to the Chairman.

The grant date fair market value is equal to the market value of the Company’s common stock on the date of the award times the number of shares underlying the units.

The number of units awarded is equal to the amount payable with respect to a quarter divided by the average over the last ten trading days of the quarter of the average of the high and low trading price for shares of the Company common stock on each day in the ten-day period. The following table identifies the number of stock units awarded to each Director during fiscal 2012.

Stock
Units Awarded
Susan E. Arnold	3,388
John S. Chen	3,388
Judith L. Estrin	3,388
Fred H. Langhammer	3,388
Aylwin B. Lewis	3,388
Monica C. Lozano	3,388
Robert W. Matschullat	3,388
John E. Pepper, Jr.	6,349
Sheryl K. Sandberg	3,388
Orin C. Smith	3,388

One fourth of the annual deferred stock unit grant and annual retainer is awarded at the end of each quarter. Unless a Director elects to defer receipt of shares until after his or her service as a Director ends, shares with respect to annual deferred stock unit grants are normally distributed to the Director on the second anniversary of the award date, whether or not the Director is still a Director on the date of distribution. Shares with respect to the annual retainer for the independent Chairman of the Board are distributed after the end of the calendar year in which they are earned.

At the end of any quarter in which dividends are distributed to shareholders, Directors receive additional stock units with a value (based on the average of the high and low trading prices of the Company common stock averaged over the last ten trading days of the quarter) equal to the amount of dividends they would have received on all stock units held by them at the end of the prior quarter. Shares with respect to these additional units are distributed when the underlying units are distributed. Units awarded in respect of dividends are included in the fair value of the stock units when the units are initially awarded and therefore are not included in the tables above, but they are included in the total units held at the end of the fiscal year in the following table.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	17

Director Stock Unit Holdings. The following table sets forth all stock units held by each Director as of the end of fiscal 2012. All stock units are fully vested when granted, but shares are distributed with respect to the units only later, as described above. Stock units in this table are included in the share ownership table on page 69 except to the extent they may have been distributed as shares and sold prior to January 7, 2013.

Stock
Units
Susan E. Arnold	13,604
John S. Chen	20,013
Judith L. Estrin	7,274
Fred H. Langhammer	21,205
Aylwin B. Lewis	22,064
Monica C. Lozano	29,173
Robert W. Matschullat	38,564
John E. Pepper, Jr.	4,690
Sheryl K. Sandberg	10,525
Orin C. Smith	7,274

The Company’s Corporate Governance Guidelines also encourage Directors to own, or acquire within three years of first becoming a Director, shares of common stock of the Company (including stock units received as Director compensation) having a market value of at least five times (increased from three times effective October 1, 2012) the amount of the annual Board retainer for the Director. Unless the Board exempts a Director, each Director is also required to retain stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until he or she meets the stock holding guideline described above. Based on the holdings of units and shares on January 7, 2013, each Director complied with the minimum holding requirement on that date.

All Other Compensation. To encourage Directors to experience the Company’s products, services and entertainment offerings personally, the Board has adopted a policy, that, subject to availability, entitles each non-employee Director (and his or her spouse, children and grandchildren) to use Company products, attend Company entertainment offerings and visit Company properties (including staying at resorts, visiting theme parks and participating in cruises) at the Company’s expense, up to a maximum of $15,000 in fair market value per calendar year plus reimbursement of associated tax liabilities. In addition, the Company reimburses Directors for the travel expenses of, or provides transportation on Company aircraft for, immediate family members of Directors if the family members are specifically invited to attend events for appropriate business purposes and allows family members (including domestic partners) to accompany Directors traveling on Company aircraft for business purposes on a space-available basis. The value of these benefits is not included in the table as permitted by SEC rules because the aggregate incremental cost to the Company of providing the benefits did not exceed $10,000 for any Director. The reimbursement of associated tax liabilities is included in the table above, and was less than $10,000 for each Director other than Mr. Langhammer, Mr. Matschullat, Mr.Pepper, and Ms. Sandberg, for whom the reimbursement was $10,736, $12,076, $11,702 and $13,409, respectively. The column also includes interest earned on deferred cash compensation, which was less than $10,000 for each Director except for Ms. Lozano, for whom interest earned totaled $17,753.

In October 2012, the Board determined that Directors should be permitted to participate in the Company’s employee gift matching program on the same terms as employees. Under this program, the Company matches up to $15,000 of charitable contributions made by employees to charitable and educational institutions meeting the Company’s criteria. No contributions of Directors were matched under this program in fiscal 2012.

Options Outstanding. Prior to fiscal 2011, each Director serving on March 1 of any year received an option on that date to acquire shares of Company stock. The exercise price of the options was equal to the average of the high and low prices reported on the New York Stock Exchange on the date of grant. The following table sets forth the aggregate number of stock options outstanding for each Director at the end of fiscal 2012.

Number of
Shares
Underlying
Options
Held
Susan E. Arnold	22,503
John S. Chen	46,503
Judith L. Estrin	52,503
Fred H. Langhammer	40,503
Aylwin B. Lewis	46,503
Monica C. Lozano	52,503
Robert W. Matschullat	40,503
John E. Pepper, Jr.	—
Sheryl K. Sandberg	—
Orin C. Smith	34,503

Executive Compensation

Compensation Discussion and Analysis

Compensation Objectives and Program Design

We use our executive compensation program to drive the creation of long-term shareholder value by:

  tying substantially all of our executive officers’ total direct compensation to the attainment of financial objectives that align with both our annual and multi-year strategic and operational goals, thereby enabling us to build sustainable long-term shareholder value and position the Company for long-term success; and
  attracting and retaining high-caliber executives in a competitive market for talent.

This Compensation Discussion and Analysis explains the design and operation of our executive compensation program in the following sections.

  Roles and Responsibilities addresses the process used to make compensation decisions for our executive officers.
  Competitive Considerations addresses how we evaluate the competitive market for talent and use that evaluation in designing compensation packages.
  Compensation Mix addresses how we balance fixed and performance-based compensation to achieve our annual and long-term business objectives.
  Performance-Based Compensation addresses the specific design elements of our performance-based annual bonus and equity compensation programs that we use to align the compensation of our executive officers with the creation of sustainable long-term shareholder value.
  Fixed Compensation addresses base salary, benefits and perquisites and retirement plans.
  Other Considerations addresses the other policies and practices that impact our executive compensation program.

The specific compensation decisions for the named executive officers relating to fiscal 2012 are discussed in the section titled Fiscal 2012 Decisions.

Roles and Responsibilities

Compensation Committee

The Compensation Committee of our Board of Directors determines the compensation for our executive officers, including each of the named executive officers and evaluates the Company’s overall compensation structure and programs.

Pursuant to its charter, the Committee’s responsibilities include:

  reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers, and evaluating their performance in light of those goals and objectives;
  determining the compensation (including salaries, bonuses and equity awards) for our executive officers and other senior officers;
  reviewing and approving terms of all employment agreements with named executive officers and such other officers as it deems appropriate;
  evaluating and approving all grants of equity-based compensation; and
  reviewing and approving (or recommending approval to the Board where it deems appropriate) performance-based and equity-based incentive plans and reviewing other compensation policies presented to the Committee by the chief executive officer.

The Compensation Committee determines the compensation of the chief executive officer without management input, but is assisted in this determination by its independent compensation consultant (as described below) and reviews its determination with the Board of Directors (without members of management present).

In making determinations regarding the compensation for the other named executive officers, the Committee considers the recommendations of the chief executive officer and the input received from its independent compensation consultant. The Committee informs the Board of Directors of its deliberations regarding annual bonuses and equity incentive awards for the other named executive officers.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	19

The terms and conditions of Mr. Iger’s employment agreement were approved by the independent Directors after considering the recommendation of the Committee. The Compensation Committee is responsible for approving the terms and conditions of the employment agreements with the other named executive officers who have such agreements.

The Committee meets regularly in executive session without management present to discuss compensation decisions and matters relating to the design and operation of the executive compensation program.

Management

     The Chief Executive Officer’s Role

The chief executive officer recommends the compensation, including the compensation provisions of employment agreements for those who have them, for the named executive officers (other than himself) and all other officers whose compensation is determined by the Compensation Committee. In making these recommendations, the chief executive officer evaluates the performance of each executive, considers his or her responsibilities and compensation in relation to other officers of the Company, and considers the competitive market for executive talent, using publicly-available and other information provided to him by the Company and information provided to the Committee by its compensation consultant.

     Other Management Roles

Management also regularly:

  provides data, analysis and recommendations for the Compensation Committee’s consideration regarding the Company’s executive compensation programs and policies, preparing materials for the information of and review by the Committee;
  administers those programs and policies consistent with the direction of the Committee;
  provides an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives, and recommends changes to compensation programs if necessary to promote achievement of all program objectives.

Compensation Consultant

     Consultant’s Role

In May 2012, the Compensation Committee retained the firm of Frederic W. Cook & Co., Inc. as its compensation consultant to assist in its ongoing development and evaluation of compensation policies and practices and the Committee’s determinations of compensation awards. The Committee’s consultant:

  attends Committee meetings;
  meets with the Committee without management present;
  provides third-party data, advice and expertise on proposed executive compensation and executive compensation plan designs;
  reviews briefing materials prepared by management and outside advisers to management and advises the Committee on the matters included in these materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies; and
  prepares its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

     Use of Consultant Input

The Committee considers input from the consultant as one factor in making decisions with respect to compensation matters, along with information and analyses it receives from management and its own judgment and experience. In particular, with respect to the positioning of compensation elements relative to the competitive market, the Committee considers the analyses in the context of the factors discussed under “Competitive Considerations,” below.

     Consultant Independence

The Compensation Committee has adopted a policy requiring its consultant to be independent of Company management. The Committee performs an annual assessment of the consultant’s independence to determine whether the consultant is independent. The Committee assessed Frederic W. Cook & Co. Inc.’s independence in May 2012 upon retention of the firm and again in November 2012 and confirmed on both occasions that the firm’s work has not raised any conflict of interest and is independent under the policy.

During the part of fiscal 2012 that preceded May 2012, Pay Governance LLC served as the independent compensation consultant to the Committee. The Committee reviewed the independence of Pay

Executive Compensation

Governance LLC in November 2011 and, as discussed in the proxy statement for the 2012 Annual Meeting of shareholders, the Committee determined that Pay Governance LLC was independent.

Competitive Considerations

The Compensation Committee seeks to design our executive compensation program and contractual compensation arrangements in a manner that is competitive with, and reflects the dynamics of, the market in which we compete for talent. The Committee considers the competitive market for executive talent as one factor in determining the mix of compensation elements, the level of compensation and other specific terms of the compensation arrangements with the named executive officers, but it does not target compensation within a specific percentile of any set of peer companies.

In structuring our executive compensation program and in assessing performance, the Compensation Committee uses three separate peer groups for three separate and distinct purposes.

Peer Group	Purpose	Composition
Media Industry Peers	Evaluating compensation levels for the named executive officers	Disney and the five other major media companies: CBS Comcast News Corp. Time Warner Viacom
General Industry Peers	Evaluating general compensation structure, policies and practices	25 similarly-sized global companies with a consumer orientation and/or strong brand recognition
Performance Peers	Evaluating performance of the Company relative to other companies in light of general economic trends	Standard & Poor’s (S&P) 500

Media Industry Peers

Leading a global media and entertainment business of our size, scope, and complexity requires a unique blend of talents and abilities. As a company whose success is driven by consistently maintaining a high level of outstanding creative output, we believe that our senior executives, and, in particular, our chief executive officer, must both understand and be able to manage and contribute to that creative process. At the same time, our chief executive officer and other senior executives must have the ability and vision to manage multiple lines of business across several industry sectors on a global basis.

The pool of executives with the relevant skill set that meets these requirements is quite limited and most closely aligns with the base of experience and expertise reflected by the executives of the five other major media companies. As a result, we believe that these companies define the market for our senior executive talent. To attract and retain this talent, the Company must design compensation programs and offer employment agreements that are competitive within that market through compensation opportunities that are substantially linked to performance.

Some investors have expressed reservations about using some of these companies as a point of reference because the companies are effectively controlled by a single shareholder. The Compensation Committee understands these concerns, but believes it is constrained by the competitive reality that these companies set the market for the talent we need. Accordingly, the Committee believes it cannot fulfill its most important responsibility – attracting and maintaining the highest level of senior executive leadership – without offering a compensation structure that is competitive within this market. Both the most recent employment agreement with our chief executive officer and our compensation philosophy and decisions with respect to all the named executive officers have been and continue to be affected and significantly influenced by this market dynamic.

General Industry Peers

While the Compensation Committee closely monitors the compensation policies and practices of the other Media Industry Peers, it also recognizes that it is important to understand and be familiar with general compensation structure, policies and practices reflected by the broader market in which we compete for talent. Consequently, the Committee uses a larger peer group to evaluate these general matters and to understand that market for that purpose. During fiscal 2012, in response to investor feedback, the Compensation Committee adjusted the criteria it uses for selecting this group. The General Industry Peer group now consists of companies that have:

  A consumer orientation and/or strong brand recognition;
  A global presence and operations;
  Annual revenue no less than half and no more than twice our annual revenue; and
  A market capitalization no less than one-quarter and no more than four times our market capitalization.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	21

In addition, this peer group includes companies that did not meet the revenue test, but that were included in the peer groups used by one or more of the Media Industry Peers. As a result, the General Industry Peer group now consists of the following 25 companies:

Accenture Amazon.com AT&T CBS Cisco Systems Coca-Cola Comcast Dell DirecTV EMC Corp. General Electric Google Hewlett-Packard	Intel Johnson & Johnson Kimberly-Clark Microsoft News Corp. Oracle PepsiCo Procter & Gamble Sprint Nextel Time Warner Verizon Communications Viacom

Performance Peers

The Compensation Committee believes that the performance of the S&P 500 most appropriately reflects the economic conditions that can affect the overall performance of the diverse array of businesses that we operate, and therefore has adopted this measure both to evaluate generally the performance of the Company and its executives and, more specifically, as the basis for the performance test for performance-based restricted stock unit awards. These awards vest only if, and to the extent that, our stock price performance (in terms of total shareholder return) and operating performance (in terms of earnings per share) exceed thresholds measured relative to the performance of the S&P 500. The Committee believes that the Media Industry Peers and the General Industry Peers, while useful for the purposes for which they are used, are not appropriate for this purpose because their performance does not best reflect the overall economic conditions to which our various businesses are subject.

Compensation Mix

The Compensation Committee believes that a substantial portion of the total compensation opportunity of our senior executives should be tied to achieving goals and objectives that should drive performance and be structured to align with the creation of sustainable long-term shareholder value. The Committee also believes that compensation for more senior executive officers, including the named executive officers, should be more heavily weighted toward performance dependent elements than is the case for less senior officers because the performance of these officers is more likely to have a strong and direct impact on shareholder value creation.

The following charts show the percentage of the total direct compensation (constituting base salary and performance-based bonus plus the grant-date fair value of regular annual equity awards) awarded to Mr. Iger and the other named executive officers (NEOs) that is variable with performance (performance-based bonus and equity awards) versus fixed (salary).

Executive Compensation

Performance-based Compensation

The Compensation Committee links substantially all of the compensation of the senior executives to the Company’s performance in two ways:

  an annual bonus opportunity based on attaining financial goals and other important Company objectives that are established by the Committee to motivate those executives to achieve meaningful annual growth in light of prevailing economic conditions and to create sustainable long-term shareholder value; and
  equity-based compensation, the realizable value of which varies directly with the market price of the Company’s common stock and which includes restricted stock unit awards all (for awards to the chief executive officer after 2011) or a portion of which (for other senior executives) are subject to performance tests based on the Company’s stock price and earnings per share in addition to a test to assure deductibility under Section 162(m) of the Internal Revenue Code.

Annual Performance-based Bonus

Our annual performance-based bonus opportunities are designed to motivate performance that drives the creation of long-term shareholder value by the setting of annual performance ranges that the Committee believes will motivate performance that promotes sustained growth.

The following chart explains how the Compensation Committee establishes these annual performance-based bonus opportunities:

Set Target Bonuses
Timing Early in the fiscal year

Purpose
Establish a target bonus opportunity, appropriate to the competitive market, that will be used in calculating final bonus awards

Process
  Committee approves target bonus opportunity for each named executive officer
  Takes into account:
  Minimums in employment agreement
  Recommendation of the chief executive officer (except with respect to his own target bonus opportunity)
  Nature and responsibility of the named executive officer’s position
  Competitive market data and conditions
  Other factors that the Compensation Committee deems appropriate

Set Financial Performance Ranges
Timing Early in the fiscal year

Purpose
Establish financial performance ranges (giving consideration to economic conditions) at a level the Compensation Committee believes will, if achieved, result in meaningful annual growth and promote sustained long-term shareholder value

Process
  Committee receives recommendations from management on:
  Which financial performance measures to use
  How each measure should be weighted
  Appropriate performance range for each recommended financial measure
  Committee reviews recommendations with management and the Committee’s compensation consultant
  Committee evaluates proposed measures, weightings and performance ranges in light of expected economic conditions and establishes measures, weightings and ranges to promote sustained growth in shareholder value
  Committee discusses determinations with the Board of Directors and takes the views of the Board into account in making final determinations

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	23

Set Other Performance Objectives
Timing Early in the fiscal year

Purpose
Establish qualitative performance factors that are important to drive long-term growth beyond purely financial measures.

Process
  Committee receives recommendations from chief executive officer on non-quantitative performance goals
  Committee selects goals following discussion with chief executive regarding company-wide performance objectives

Measure Performance and Determine Award
Timing After fiscal year end

Purpose
Determine bonus awards based primarily on financial performance but also recognizing non-quantitative performance factors.

Process
  The Compensation Committee multiplies an amount equal to 70% of the target bonus opportunity by a factor reflecting actual performance on each of the financial performance measures compared to the ranges set at the beginning of the year.
  Committee exercises judgment regarding the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events.
  The factor for each performance measure is zero if the threshold level of a performance range is not met and varies from 35% at the bottom of the range to 200% at the top of the range.
  The Committee then multiplies the remaining 30% of the target bonus opportunity by a factor to reflect the Committee’s assessment of each named executive officer’s performance against the other performance objectives and overall contribution to the Company’s success.
  This factor may range from 0% to a maximum that, when combined with the tentative award amount based on financial performance measures, will not, except in special circumstances such as unusual challenges or extraordinary successes, result in a bonus that exceeds 200% of the target bonus opportunity.
  The Committee considers the recommendation of the chief executive officer (other than with respect to his own bonus).
  The Committee may consider the nature and impact of events that resulted in adjustments to the financial performance measures.
  All bonus awards for the named executive officers are also subject to a test specifically designed to assure that the awards are eligible for deductibility under Section 162(m) of the Internal Revenue Code, which is in addition to the performance measures described above.
  The Committee has the discretion, in appropriate circumstances, to award a bonus less than the amount determined by the steps set out above, including discretion to award no bonus at all.

Equity-based Compensation

Our long-term incentive program provides for the award of both time- and performance-based restricted stock units as well as options to purchase shares of the Company’s common stock to participating employees, including the named executive officers. The program is designed to provide incentives to create and maintain shareholder value over a multi-year period by making annual awards where the actual pay delivery depends on and is directly related to sustained changes in the market price of the Company’s common stock.

     Award Mix

Each annual award is a combination of options and restricted stock units, determined as follows.

Chief executive officer. Pursuant to his employment agreement, each award to Mr. Iger beginning with the award in fiscal 2012 is in the following form:

  Performance-based restricted stock units: 50% of the grant-date fair value of the award
  Stock options: 50% of the grant-date fair value of the award.

Executive Compensation

The Compensation Committee determined that it was appropriate to require that all of Mr. Iger’s equity awards be performance-based because of the significant impact that his leadership has on our overall performance. Options reward executives only if and to the extent that our financial performance leads to stock price appreciation and the stock unit awards to Mr. Iger reward him only if specified financial performance measures are met. Given the risk profile associated with these types of awards, the Committee determined that the options and stock units should each constitute 50% of each annual award.

Other named executive officers. The mix of options and restricted stock unit awards for other named executive officers is normally as follows:

  Stock options: 40% of the grant-date fair value of the award
  Time-based restricted stock units: 30% of the grant-date fair value of the award
  Performance-based restricted stock units: 30% of the grant-date fair value of the award.

The Committee weighted the awards slightly more toward restricted stock units because these awards reflect fluctuations in the market price of the Company’s common stock from the grant-date market price and thus tie compensation more closely to changes in shareholder value at all levels compared to options, whose intrinsic value changes with shareholder value only when the market price of the Company’s common stock is above the exercise price. In addition, the weighting toward restricted stock unit awards enables the Committee to deliver equivalent value with use of fewer authorized shares.

The Compensation Committee may in the future adjust the mix of award types or approve different award types as part of the overall long-term incentive program. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of restricted stock units and options depending on the Committee’s assessment of the total compensation package being offered.

Stock Option Award Practices

Exercise Prices. The Compensation Committee will not grant stock options with exercise prices below the fair market price of the Company’s common stock on the date of grant. The Company defines fair market price as the average of the high and low stock prices on the date of grant, which may be higher or lower than the closing price on that day. The Committee believes that the average of high and low prices is a better representation of the fair market price on the date of grant and tends to be less volatile than the closing price.

The Committee will not reduce the exercise price of stock options without shareholder approval except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan.

Executives (like all employees covered by the Company’s insider trading compliance policy) are not permitted to engage in any transaction that would have the effect of hedging the economic risk of ownership of the Company’s securities, nor to pledge any Company securities as collateral for any indebtedness.

As a result of these features, executives receive value from stock options only if and to the extent the market price of the Company’s common stock when an executive exercises an award exceeds the market price on the date of grant.

Vesting and Exercise Periods. Stock options are generally scheduled to vest proportionately over four years after the awards are made and generally remain exercisable for seven years (for awards made in 2005 through 2009) or ten years (for all other awards) after the date of the award. If the participant is age 60 or older and has at least ten years of service at the date of retirement, options awarded after March 2011 (and awarded at least one year before retirement), continue to vest and remain exercisable until the earlier of five years after retirement and the original expiration date (except that this does not apply for certain employees outside the United States). Options awarded between December 2009 and March 2011 continue to vest and remain exercisable for three, instead of five, years in these circumstances.

Restricted Stock Units Awards

All restricted stock units awarded to the named executive officers (including time-based units) are subject to a test to assure deductibility under Section 162(m) of the Internal Revenue Code. Units designated as performance-based have an additional test tied to the Company’s relative stock price and operational performance as described below.

Vesting periods. Performance-based units vest three years after the award date, subject to the performance test described below. All other restricted

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	25

stock units vest 25% per year beginning on the first anniversary of the award date.

All restricted stock unit awards made since December 2009 continue to vest according to the original vesting schedule (including satisfaction of performance conditions other than, in some cases, the test to ensure that the compensation is deductible pursuant to Section 162(m)) following retirement if the awards were made at least one year before retirement and the participant is age 60 or greater and has at least ten years of service at the date of retirement (except that the extended vesting does not apply for certain employees outside the United States).

Performance Tests on Performance-based Units Awarded After Fiscal 2012. The Compensation Committee adjusts performance tests for future grants of restricted stock units from time to time in response to changes in the competitive environment, feedback from investors and to ensure that the program meets the objective of providing clear incentives tied to the creation of long-term shareholder value.

In November 2012, in response to investor feedback, the Committee revised the performance test for units awarded beginning in January 2013. Under the revised approach, half of the performance-based restricted stock units will vest three years after the grant date subject to a test based solely on TSR relative to the performance of the S&P 500 over three years. The other half will also have a three-year vesting, but will be subject to a test based solely on earnings per share (EPS) growth over three years relative to the performance of the S&P 500. Under each test, the number of units that vest will depend on the Company’s percentile rank for each performance measure relative to the S&P 500, as shown below:

Under this test, the total number of units that could vest is 150% of the target number of units awarded, but performance on one measure would not affect the number of units that vest based on the other measure. In other words each measure could potentially deliver no more than 75% of the total target units.

EPS for the Company is adjusted as the Committee deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items and (ii) to reflect such other factors as the Committee deems appropriate to fairly reflect earnings per share growth. Adjustments to the diluted EPS from continuing operations of S&P 500 companies will not normally be made because the Committee has no reason to believe that the average of adjustments across the S&P 500 companies would result in an amount that is significantly different from the reported amount.

Executive Compensation

Prior Performance Tests. Units awarded in fiscal 2012 were awarded in January 2012 and were subject to the test in effect at that time. Those awards were not divided into separate portions and the percentage of target units that would vest at the conclusion of the three-year vesting period would be determined as follows:

		Percent of Target
First Performance Test	Second Performance Test (if applicable)	Units Vesting*
TSR below 25th percentile	EPS below 50th percentile	0%
	EPS 50th percentile or higher	50%
TSR equal to 25th percentile to 49th percentile	EPS below 50th percentile	50% to 99%
	EPS 50th percentile or higher	75% to 99%
TSR equal to 50th percentile to 75th percentile	Not applicable	100% to 150%
TSR 75th percentile and above	Not applicable	150%

*	The percent of units vesting varies within ranges in a linear manner from the low end of the range to the high end of the range based on the Company’s TSR percentile.

Mr. Iger’s employment agreement provides that restricted stock units awarded after October 2, 2011, will have the performance test (described immediately above) for units awarded in fiscal 2012 unless the Committee revises the test in a way that does not materially diminish the value of the grant to Mr. Iger or the opportunity for such awards to become vested. Although the new performance test established by the Committee in November 2012 as described above does diminish the opportunity for such awards to vest, Mr. Iger has voluntarily agreed to accept awards that are subject to the newly established performance test. Separately, the Committee determined that the value of the awards to Mr. Iger in fiscal 2013 and 2014 would be adjusted to provide an equivalent probability of vesting as measured by the accounting cost of his awards such that the accounting cost of awards would be equivalent to the cost of awards under the test that was in effect for fiscal 2012.

Units that were awarded prior to 2012 had performance tests and other vesting provisions as described in our proxy statements for the years in which the awards were issued. The vesting conditions selected by the Committee at the time of an award of restricted stock units other than the annual award may be different than those imposed on annual awards.

Timing of Awards

Equity awards are made by the Compensation Committee only on dates the Committee meets. Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information regarding the Company. The Committee may make an award with an effective date in the future contingent on commencement of employment, execution of a new employment agreement or some other subsequent event.

Risk Management Considerations

The Compensation Committee believes that our annual performance-based bonus and equity programs create incentives to enhance long-term shareholder value. Several elements of the program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

  The financial metrics used to determine the amount of an executive’s bonus are measures the Committee believes drive long-term shareholder value. The Committee sets ranges for these measures intended to encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall bonus is not expected to exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.
  The measures used to determine whether performance-based stock units vest are based on one to four years of performance for awards granted before 2010, with all subsequent awards based on three years of performance. The Committee believes that the longer performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period.
  Stock options become exercisable over a four-year period and remain exercisable for up to ten years (seven years for options issued from 2005 to 2009) from the date of grant, encouraging executives to look to long-term appreciation in equity values.
  Named executive officers are required to acquire within five years of becoming an executive officer, and hold as long as they are executive officers of the Company, shares (including restricted stock units) having a value of at least three times their base salary amounts, or five times in the case of the chief

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	27

executive officer. To the extent these levels have not been reached, these officers are required to retain ownership of shares representing at least 75% of the net after-tax gain (100% in the case of the chief executive officer) realized on exercise of options for a minimum of 12 months. Based on holdings of units and shares on January 7, 2013, each named executive officer complied with the minimum holding requirement on that date.
  If the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits the Company to recover incentive compensation from that executive officer (including profits realized from the sale of Company securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct.

Each of these elements of the compensation program other than the share retention requirements apply to all of the senior executives of the Company, and all but the share retention requirements and performance tests for equity awards apply to all participants in the program.

At the Compensation Committee’s request, management conducted its annual assessment of the risk profile of our compensation programs, which included an inventory of the compensation programs at each of the Company’s segments, and an evaluation of whether any program contained elements that created risks that could have a material adverse impact on the Company. Management provided the results of this assessment to Frederic W. Cook & Co., Inc., which evaluated the findings and reviewed them with the Committee. As a result of this review, the Committee determined that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Fixed Compensation

Two elements of compensation for our executive officers are not performance-based: base salary and benefits and perquisites, including pension benefits.

Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Salaries or minimum salaries for each named executive officer are established in their employment agreements. These salaries or minimum salaries and the amount of any increase over minimums are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:

  the nature and responsibility of the position;
  the impact, contribution, expertise and experience of the individual executive;
  competitive market information regarding salaries to the extent available and relevant;
  the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
  the recommendations of the chief executive officer (except in the case of his own compensation).

Generally, the Compensation Committee reviews base salaries annually.

Benefits and Perquisites

The employment agreement for each named executive officer provides that he or she is eligible to participate in the employee benefits and perquisites generally made available to our senior executives. Thus, the named executive officers receive benefits the Company provides to its salaried employees generally, which include:

  health care coverage;
  life and disability insurance protection;
  reimbursement of certain educational expenses;
  access to favorably priced group insurance coverage;
  complimentary access to the Company’s theme parks and some resort facilities and discounts on Company merchandise and resort facilities; and
  Company matching of gifts to qualified charitable organizations.

We provide these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job-related areas, to allow employees to take advantage of reduced insurance rates available for group policies and to encourage contributions to qualified charitable organizations.

In addition to the benefits provided to our salaried employees generally, the named executive officers receive benefits and perquisites that are substantially the same

Executive Compensation

as those offered to other officers of the Company at or above the level of vice president, including:

  a fixed monthly payment for costs of owning and maintaining an automobile or, through fiscal 2012 (and thereafter for the term of any lease existing at the end of fiscal 2012), the option of receiving an automobile supplied by the Company (including insurance, maintenance and fuel);
  relocation assistance;
  eligibility for annual reimbursement of up to $450 for health club membership or exercise equipment and reimbursement of up to $1,500 for an annual physical examination; and
  personal use of tickets acquired by the Company for business entertainment when they become available because no business use has been arranged.

Named executive officers (as well as some other senior executives) are also entitled to receive the following additional benefits and perquisites: basic financial planning services, enhanced excess liability coverage, increased relocation assistance, and an increased automobile benefit.

The Company pays the cost of security services and equipment for the chief executive officer in an amount that the Board of Directors believes is reasonable in light of his security needs and, in the interest of security, requires the chief executive officer to use corporate aircraft for all personal travel. Other senior executive officers are also permitted at times to use corporate aircraft for personal travel at the discretion of the chief executive officer.

Retirement Plans

We maintain defined benefit and defined contribution retirement programs for our salaried employees in which the named executive officers participate. These programs aim to recruit and retain talent by helping provide financial security into retirement and rewarding and motivating tenure.

In addition to these tax-qualified defined benefit plans, we also maintain non-qualified defined benefit plans in which the named executive officers participate. All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limit the benefit to participants whose compensation exceeds these limits. To provide retirement benefits commensurate with salary levels, the non-qualified plans provide benefits to key salaried employees, including the named executive officers, using substantially the same formula for calculating benefits as is used under the tax-qualified plans but on compensation in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. Additional information regarding the terms of retirement programs for the named executive officers is included in “Compensation Tables — Pension Benefits” beginning on page 44.

Other Considerations

Employment Agreements

We enter into employment agreements with our senior executives when the Compensation Committee determines that an employment agreement is necessary or appropriate to attract or retain an executive or where an employment agreement is consistent with our practices with respect to other similarly situated employees.

With respect to the named executive officers, the Company has entered into employment agreements with Mr. Iger (for a term through June 30, 2016), Mr. Rasulo (for a term through January 31, 2015), Mr. Braverman (for a term through September 30, 2013), Mr. Mayer (for a term through January 31, 2017) and Ms. Parker (for a term through January 31, 2017).

Other material terms of the employment agreements with the named executive officers are described under “Fixed Compensation” above and “Fiscal 2012 Decisions” and “Compensation Tables — Payments and Rights on Termination,” below.

Tax deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation must be included in this proxy statement because they are our most highly compensated executive officers. Section 162(m) exempts qualifying performance-based compensation from the deduction limit, however, if certain requirements are met. The Compensation Committee has structured awards to executive officers under the Company’s annual performance-based bonus program and equity awards program to qualify for this exemption. However, the Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Committee has approved salaries for executive officers that were not fully deductible because of Section 162(m) at the time of approval and retains the right to authorize payments or take other actions that can result in the payment of compensation that is not deductible for income tax purposes.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	29

Fiscal 2012 Decisions

The following is a discussion of the specific decisions made by the Compensation Committee in fiscal 2012 or with respect to fiscal 2012 compensation for the named executive officers. The Company delivered excellent financial results in fiscal 2012, driving total shareholder return (TSR) of 76% for the year, exceeding the average of our direct competitors and more than 2.5 times the return of the S&P 500. The Compensation Committee strongly believes in pay for performance and that the Company’s ongoing success is in large part due to the contributions of the senior management team under the leadership of our CEO, Robert A. Iger. Thus, Mr. Iger’s compensation in 2012 (and that of the other executives discussed in this proxy statement) reflects these outstanding financial results.

In making its decisions, the Committee considered the results of the shareholder advisory vote on executive compensation at the 2012 Annual Meeting of shareholders and the views of shareholders received in connection with that vote and subsequent engagement with them. These views influenced the Committee’s decisions to redesign the performance test for restricted stock unit awards, to reassess and better explain the peer groups used in its compensation deliberations, and to provide the overview of the compensation decisions as set forth on pages 1 to 6. The Committee remains committed to an ongoing dialogue with our shareholders regarding compensation matters.

Employment Agreements

Employment Agreement with Mr. Iger

For the reasons explained more fully at pages 9 and 10, during 2011, the Board of Directors concluded that it was overwhelmingly in the best interests of the Company and our shareholders to persuade Mr. Iger to extend his tenure with the Company. Early in the fiscal year, the Compensation Committee recommended to the Board of Directors, and the Board (excluding Mr. Iger) approved, the terms of an amended and restated employment agreement for Mr. Iger, effective October 2, 2011. This new agreement adjusted the term of Mr. Iger’s employment with the Company and the structure and level of his compensation.

     Term of New Agreement

The term of Mr. Iger’s prior employment agreement ended January 31, 2013 and the new agreement extends through June 30, 2016. The new agreement provides that Mr. Iger will serve as chief executive officer and chairman of the Board of Directors from the date of the 2012 Annual Meeting of shareholders to March 31, 2015, and as chairman of the Board of Directors from April 1, 2015, through June 30, 2016.

     Compensation Structure and Levels

In its negotiations with Mr. Iger, the Compensation Committee determined that the desired extension was possible only on the basis of an agreement that fairly reflected the market for his unique set of experience and talents, and on terms that would be competitive to those of the chief executive officers of the other Media Industry Peers. With advice from the Committee’s independent compensation consultant, the Committee structured a compensation package that ties over 90% of Mr. Iger’s compensation to the Company’s performance based on parameters that the Committee and the Board of Directors determined were favorable to the Company when compared to the terms of the employment agreements for the chief executive officers of other Media Industry Peers. Specifically:

First, Mr. Iger was given a minimum annual salary of $2.5 million, the only fixed compensation in the agreement.

Second, Mr. Iger was given an opportunity to earn an annual performance-based cash bonus with a target bonus opportunity of $12 million for each of fiscal 2012 through fiscal 2015 and $6 million in fiscal 2016. As described above, the amount of the cash bonus actually earned by Mr. Iger in any given fiscal year is contingent on how the Company performs against financial goals established by the Committee for each fiscal year and on how the Committee assesses Mr. Iger’s leadership in driving the Company towards the attainment of other non-quantifiable goals that it has established.

Third, Mr. Iger was given an opportunity to realize value through annual equity award grants with a minimum grant date fair value of $15.5 million in each of fiscal 2012 through fiscal 2015 and $6 million in fiscal 2016. The key aspect of this compensation element is that, unlike under his former employment agreement, all of these equity awards are performance-based, with 50% of the grant value being delivered in the form of options and 50% in the form of performance-tested restricted stock unit awards.

Finally, consistent with the Committee’s decision to phase out the Family Income Assurance Plan, the new agreement specifies that Mr. Iger is no longer eligible for this benefit. No named executive officer is now eligible for this benefit.

As thus structured, the compensation that may actually be earned by Mr. Iger during his remaining tenure with us is almost entirely dependent on the actual performance of the Company, and the target award levels provided in the agreement were well within the range of the awards to chief executive officers of the other Media Industry Peers at the time of the agreement. Specifically, the

Executive Compensation

sum of Mr. Iger’s annual base salary and target bonus opportunity was below the sum of the median salary and target bonus for the other Media Industry Peers at the time, and his annual equity award opportunity was below the 75th percentile of the target equity awards when up-front awards to other peer company executives were spread across the terms of their agreements.

Employment Agreements with Mr. Mayer and Ms. Parker

During fiscal 2012, the Compensation Committee approved the terms of new employment agreements with Mr. Mayer and Ms. Parker, which were subsequently negotiated and agreed to in fiscal 2013. These agreements were effective retroactive to October 1, 2012 for Mr. Mayer and September 1, 2012 for Ms. Parker.

These new agreements provide for a minimum annual base salary of $900,000 for Mr. Mayer and $700,000 for Ms. Parker beginning January 1, 2013, and in both cases provide that the target for calculating their annual performance-based bonus opportunities will be 125% of their annual base salary at the end of the preceding fiscal year. These agreements also provide in both cases that the target award value of their annual long-term incentive compensation award will, subject to the determination of the Committee, be twice their annual base salary at the end of the preceding fiscal year.

Other material terms of the new employment agreements with Mr. Mayer and Ms. Parker are described under “Performance Based Compensation — Equity Based Compensation,” “Other Considerations — Employment Agreements” above and “Compensation Tables — Payments and Rights on Termination,” beginning on page 46.

Base Salary

The employment agreement of each named executive officer sets forth a minimum base salary for him or her and provides for adjustment by the Compensation Committee. The minimum base salary provided by each agreement, the salary for calendar 2011 and the salary approved by the Committee for calendar 2012 are set forth below:

	Minimum Salary Required by
Named Executive Officer	Agreement		Calendar 2011 Salary		Calendar 2012 Salary
Robert A. Iger	$2,500,000		$2,000,000	[1]	$2,500,000
James A. Rasulo	1,400,000		1,450,000		1,500,000
Alan N. Braverman	1,100,000		1,200,000		1,240,000
Kevin A. Mayer	900,000	[2]	746,750		769,000
M. Jayne Parker	700,000	[3]	625,000		650,000

[1]	Through October 1, 2011. From October 1, 2011 to the end of the calendar year, Mr. Iger’s annual base salary was $2,500,000 as required by his new employment agreement.
[2]	Pursuant to his new employment agreement, effective January 1, 2013; his minimum base salary under his prior employment agreement was $700,000.
[3]	Pursuant to her new employment agreement, effective January 1, 2013; her minimum base salary under her prior employment agreement was $550,000.

Annual Performance-Based Bonuses

Target Bonus Opportunities

In November 2011, the Compensation Committee approved the following target bonus opportunities for the named executive officers for fiscal 2012:

Named Executive Officer	Minimum Target Required by Agreement	Target Bonus Opportunity
Robert A. Iger	$12,000,000	$12,000,000
James A. Rasulo	200% of fiscal year-end salary	200% of fiscal year-end salary
Alan N. Braverman	200% of fiscal year-end salary	200% of fiscal year-end salary
Kevin A. Mayer	125% of fiscal year-end salary	125% of fiscal year-end salary
M. Jayne Parker	100% of fiscal year-end salary	125% of fiscal year-end salary

The Committee increased Ms. Parker’s target bonus opportunity from the contractual minimum of 100% of fiscal year-end base salary in light of her extraordinary performance, and subsequently increased the contractual minimum in her new employment agreement to 125% of fiscal year-end base salary.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	31

Financial Performance Measures

In November 2011, the Compensation Committee selected the financial performance measures and established the performance ranges and weightings shown below for fiscal 2012. The performance measures and relative weightings were the same as were used in fiscal 2011. The Committee set the range for each of these measures at higher levels than in fiscal 2011, reflecting a desire to encourage continued growth in these measures even as the economic climate remained uncertain. Accordingly, on average, the lower end of the ranges for the four measures increased by approximately 25%, and on average the upper end of the ranges increased by approximately 9%. The Committee determined that performance below the threshold level of each range represented performance at a level that, in light of planned business operations and expected conditions for the year, represented marginal performance and that the maximum of each range represented exceptional performance in light of these conditions and expectations. The relative widths of the ranges were consistent with, though narrower, than the ranges set for fiscal 2011.

	Performance Range
Performance Measure	($ in millions except per share amounts)	Weight
Operating income	$7,760 - $10,670.250
Return on invested capital*	7.9% - 11.1%	.250
After-tax free cash flow**	$2,181 - $5,749.214
Earnings per share	$2.23 - $3.32	.286

*	For purposes of the annual performance-based bonuses, “return on invested capital” was defined as the aggregate segment operating income less corporate and unallocated shared expenses and income tax expense, divided by average net assets (including net goodwill) invested in operations, all on an equity basis (i.e., including Euro Disney, Hong Kong Disneyland and Shanghai Disney Resort on a basis that reflects actual ownership percentage rather than on a consolidated basis).
**	For purposes of the annual performance-based bonuses, “after-tax free cash flow” was defined as cash provided by operations less investments in parks, resorts and other properties, all on an equity basis (i.e., including Euro Disney, Hong Kong Disneyland and Shanghai Disney Resort on a basis that reflects actual ownership percentage rather than on a consolidated basis).

Other Performance Factors

In November 2011, the Compensation Committee approved the other Company-wide performance factors for fiscal 2012 based on the recommendation of Mr. Iger and the strategic objectives of the Company:

  Foster quality, creativity and innovation in how we create, market and distribute all of our products
  Improve support and cooperation for our international organization to drive long-term growth opportunities
  Manage efficiency across all areas of spending
  Invest in our people including an emphasis on diversity, leadership and improved communications
  Achieve or exceed economic profit and free cash flow goals

The Committee specified that these factors would be considered in light of the impact of macroeconomic factors on the Company and segment performance.

Measuring Performance and Determining Bonus Awards

     Financial Performance

Following the end of the fiscal year, the Compensation Committee reviewed the overall performance of the Company. By almost any measure, fiscal 2012 was an outstanding year, with the Company achieving record revenue, net income and earnings per share. The Company also delivered outstanding shareholder returns in fiscal 2012 for the one, three and five-year measurement periods. Data detailing this performance is set forth in the Proxy Summary beginning on page 1.

The overall outstanding performance for fiscal 2012 was reflected in our performance against the four financial measures used to determine 70% of each named executive officer’s bonus award. Compared to fiscal 2011:

  Operating income grew 12.9%
  Adjusted earnings per share grew 20.9%
  After-tax free cash flow grew 27.6%
  Return on invested capital grew by 70 basis points to 10.4%

Executive Compensation

The following chart shows our actual performance with respect to each of these measures relative to the ranges established at the beginning of the fiscal year and the resulting performance factor used in calculating the aggregate financial performance goal multiple used in determining bonus awards. (Dollars in millions except per share amounts.)

In comparing actual performance for fiscal 2012 to the performance ranges, the Compensation Committee excluded the impacts of a gain on the acquisition of a business, recovery on a legal claim and restructuring and impairment charges in determining the adjusted actual performance. The amounts disclosed above reflect these adjustments.

     Other Performance Factors and Bonus Calculation

Based on our outstanding performance in fiscal 2012 and its evaluation of the contribution of each named executive officer to this performance, the Compensation Committee determined that it was reasonable and appropriate to award bonuses that were larger than the bonus awards made in fiscal 2011. In making this determination, the Committee considered Mr. Iger’s recommendations with respect to each named executive officer (other than himself) and the following accomplishments of each executive officer.

Robert A. Iger

Mr. Iger’s continued clear articulation of and execution on our long-term growth strategy, including acquisition activity, contributed substantially to the record levels of revenue, net income, earnings per share and operating cash flow achieved in fiscal 2012 as well as to our long-term record of superior performance. Key accomplishments in fiscal 2012 included:

  returns on long-term investments including the opening of Cars Land at California Adventure, expansion at Hong Kong Disneyland and the launch of the second new cruise ship;
  the strong box office results for Marvel’s The Avengers demonstrating the success of the Marvel acquisition;
  launch of the Disney Channel in key emerging markets;
  negotiation of the acquisition of Lucasfilm, which closed at the end of December;
  continued strengthening of key Disney brands in the United States and internationally as measured by independent studies; and
  continued expansion of the distribution of the Company’s high-quality programming across platforms.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	33

James A. Rasulo

Mr. Rasulo achieved important successes in his role as our chief financial officer and served as a key advisor on critical matters across our business. Key accomplishments in fiscal 2012 included:

  significant capital market activity including $3 billion of company financing at historically low rates and the refinancing of Euro Disney;
  development of a company-wide technology strategy;
  strategically important merger and acquisition activity including international Disney Channel expansion and negotiation of the acquisition of Lucasfilm; and
  development of strategic initiatives relating to international expansion in locations worldwide.

Alan N. Braverman

Mr. Braverman provided superior management of our legal function and led the legal department in shaping key positions and supporting important Company activity on a variety of fronts. Key accomplishments in fiscal 2012 included:

  leadership of successful U.S. Supreme Court appeal on a key regulatory matter;
  formulation of the Company’s strategy on key litigations regarding protection of intellectual property rights;
  management of due diligence efforts in negotiation of the acquisition of Lucasfilm; and
  clarifying and strengthening the organization of the legal department.

Kevin A. Mayer

Mr. Mayer led our efforts in developing and implementing our strategic approach in a range of important areas during the year. Key accomplishments in fiscal 2012 included:

  establishment of strategies for development of mobile applications;
  execution on the Company’s strategy for international growth, including development of opportunities in Germany, China and India; and
  leadership of an array of merger and acquisition activity including increasing the Company’s interest in A&E Television Networks and Hulu, investment in a business expanding the distribution of Disney Channel in Germany, and negotiation of the acquisition of Lucasfilm.

M. Jayne Parker

Ms. Parker provided exceptionally strong leadership of the human resources function during the year, supporting corporate and segment leadership in a wide variety of talent planning and human resource development functions. Key accomplishments in fiscal 2012 included:

  completion of a second company-wide employee survey showing improvement on a range of areas addressed following the first survey;
  support for a restructuring of the organization of the consumer products segment increasing efficiency and integration of this business;
  development of cost-saving initiatives in human resources program administration and benefit and perquisite programs; and
  promotion of a long-term health-care strategy designed to improve services, promote health and wellness and lower growth in costs.

Executive Compensation

In light of these accomplishments, the Compensation Committee established the individual performance factors set forth below for each of the named executive officers. The Committee then calculated final fiscal year 2012 bonuses for the named executive officers as follows, rounding as the Committee determined appropriate:

		Company Performance			Individual Performance
		Amount			Amount
								Calculated
								Bonus
	Target	70% of			30% of			Amount
Named Executive Officer	Bonus	Target	Multiple	Subtotal	Target	Multiple	Subtotal	(Rounded)
Robert A. Iger	$12,000,000	$8,400,000	132%	$11,123,016	$3,600,000	150%	$5,400,000	$16,520,000
James A. Rasulo	3,000,000	2,100,000	132%	2,772,000	900,000	145%	1,303,000	4,075,000
Alan N. Braverman	2,480,000	1,736,000	132%	2,291,520	744,000	145%	1,078,480	3,370,000
Kevin A. Mayer	961,441	673,009	132%	888,371	288,432	145%	418,629	1,307,000
M. Jayne Parker	812,500	568,750	132%	750,750	243,750	145%	354,250	1,105,000

Long-Term Incentive Compensation

The Compensation Committee made its annual equity awards to the named executive officers in January 2012 with the values shown below.

In determining the annual grants of restricted stock units and options for each named executive officer, the Committee considered the minimums required by (in the case of Mr. Iger and Mr. Braverman) or targets set forth in their employment agreements, where applicable, and our overall long-term incentive guidelines for all executives, which attempt to balance, in the context of the competitive market for executive talent, the benefits of incentive compensation tied to performance of the Company’s common stock with the dilutive effect of equity compensation awards. The Committee also considered Mr. Iger’s recommendations for the other named executive officers.

	Minimum or
	Target Value	Equity
Named Executive Officer	In Agreement	Award Value
Robert A. Iger	$15,500,000	$15,500,000
James A. Rasulo	4,500,000	4,500,000
Alan N. Braverman	2,500,000	2,500,000
Kevin A. Mayer	1,510,000	1,510,000
M. Jayne Parker	None	1,400,000

In the Committee’s determinations, options were valued based on the grant-date fair-value used for accounting and disclosure purposes. Both time- and performance-based restricted stock units were valued based on the grant-date share price multiplied by the number of target shares granted. However, performance-based restricted stock units have higher expense when calculated using the “Monte Carlo” simulation, which is required for accounting and disclosure purposes. This method was not used by the Committee because the minimum or target values in employment agreements were not based on this methodology, but it is reflected in the grant values disclosed in the Summary Compensation Table on page 37.

The number of shares of the Company’s common stock subject to each restricted stock unit award and option is reflected in the Fiscal 2012 Grants of Plan Based Awards table on page 39 below. The allocation of options, restricted stock unit awards and performance-based restricted stock unit awards was consistent with the equity award policies described under “Performance-Based Compensation — Equity-Based Compensation” above.

Benefits and Perquisites

During fiscal 2012, the only change in benefits and perquisites available to the named executive officers was the adoption of the Company’s employee charitable gift matching program, under which the Company matches gifts to approved charitable organizations made by any full-time salaried employee up to a total of $15,000 per calendar year.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	35

Deductibility of Compensation

Awards to executive officers under the Management Incentive Bonus Program and the long-term incentive program include a test specifically designed to ensure that the awards are fully deductible under Section 162(m) of the Internal Revenue Code. As required by Section 162(m), the criterion established must not be certain of being achieved at the time it is set. The regulations under Section 162(m) specifically indicate that a test based on profitability is not assured of being attained. Accordingly, satisfaction of a performance test based on adjusted net income (in addition to the other performance tests described above) is a pre-requisite to the payment of bonuses under the Management Incentive Bonus Program and the vesting of restricted stock unit awards. Adjusted net income means net income adjusted, as appropriate, to exclude the following items or variances: change in accounting principles; acquisitions; dispositions of a business; asset impairments; restructuring charges; extraordinary, unusual or infrequent items; and extraordinary litigation costs and insurance recoveries. For the one-year period ending at the end of fiscal 2012, the adjusted net income target was $3.6 billion, and the Company achieved adjusted net income of $5.6 billion. Net income was adjusted by reducing it to reflect a gain on the acquisition of a business and recovery on a legal claim ($166 million) and increasing it to reflect restructuring and impairment charges ($70 million). Therefore, bonuses earned in fiscal 2012 and restricted stock units vesting based on fiscal 2012 results are deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and
(2)	based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2013 Annual Meeting of shareholders.

Members of the Compensation Committee

Susan E. Arnold (Chair)
John S. Chen
Fred H. Langhammer
Aylwin B. Lewis

Executive Compensation

Compensation Tables

Fiscal 2012 Summary Compensation Table

The following table provides information concerning the total compensation earned in fiscal 2010, fiscal 2011 and fiscal 2012 by the chief executive officer, the chief financial officer and the three other persons serving as executive officers at the end of fiscal 2012 who were the most highly compensated executive officers of the Company in fiscal 2012. These five officers are referred to as the named executive officers in this proxy statement. Information regarding the amounts in each column follows the table.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
	Fiscal		Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards[1]	Awards	Compensation	Earnings[2]	Compensation	Total
Robert A. Iger Chairman and Chief Executive Officer	2012	$2,500,000	$9,532,500	$7,750,008	$16,520,000	$3,124,640	$800,700	$40,227,848
	2011	2,000,000	8,100,073	4,800,008	15,500,000	2,071,385	962,932	33,434,398
	2010	2,000,000	7,359,060	4,399,991	13,460,000	1,600,480	798,433	29,617,964
James A. Rasulo Senior Executive Vice President and Chief Financial Officer	2012	1,487,500	3,010,525	1,800,010	4,075,000	1,791,533	36,548	12,201,116
	2011	1,436,538	2,936,333	1,740,007	3,750,000	1,190,059	21,205	11,074,142
	2010	1,350,769	2,809,839	1,680,005	3,700,000	963,953	30,556	10,535,122
Alan N. Braverman Senior Executive Vice President, General Counsel and Secretary	2012	1,230,000	1,672,514	1,000,003	3,370,000	970,913	56,328	8,299,758
	2011	1,186,538	1,620,086	960,004	3,100,000	853,475	73,102	7,793,205
	2010	1,133,654	3,027,854[3]	880,002	3,030,000	640,105	56,395	8,768,010
Kevin A. Mayer Executive Vice President, Corporate Strategy and, Business Development	2012	763,552	1,010,249	604,001	1,307,000	486,821	35,517	4,207,140
	2011	740,894	1,019,278	604,005	1,207,000	313,052	20,085	3,904,314
	2010	716,827	1,137,357	679,999	1,590,000	249,821	20,160	4,394,164
M. Jayne Parker Executive Vice President and Chief Human Resources Officer	2012	643,750	936,625	560,005	1,105,000	705,057	38,680	3,989,117
	2011	625,000	911,337	540,002	1,010,000	441,259	38,205	3,565,803
	2010	556,634	802,861	480,005	850,000	300,774	27,501	3,017,775

[1]	Stock awards for each fiscal year include awards subject to performance conditions that were valued based on the probability that performance targets will be achieved. Assuming the highest level of performance conditions are achieved, the grant date stock award values would be as follows:

	Mr. Iger	Mr. Rasulo	Mr. Braverman	Mr. Mayer	Ms. Parker
2012	$11,625,000	$3,375,028	$1,875,015	$1,132,566	$1,050,028
2011	9,000,082	3,262,593	1,800,096	1,132,531	1,012,597
2010	8,250,068	3,150,044	3,206,060	1,275,064	900,068

[2]	As described more fully under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” below, the changes in pension value in fiscal 2010, fiscal 2011 and fiscal 2012 were driven largely by changes in the discount rate applied to calculate the present value of future pension payments.
[3]	The amount reported for fiscal 2010 includes $1,556,000 relating to an award of 50,000 restricted stock units scheduled to vest through 2014 awarded to Mr. Braverman in fiscal 2010 as provided in an employment agreement entered into in fiscal 2009 and upon Mr. Braverman’s assumption of new duties in fiscal 2010.

Salary. This column sets forth the base salary earned during each fiscal year, none of which was deferred.

Stock Awards. This column sets forth the grant date fair value of the restricted stock unit awards granted to the named executive officers during each fiscal year as part of the Company’s long-term incentive compensation program. The grant date fair value of these awards was calculated by multiplying the number of units awarded by the average of the high and low trading price of the Company’s common stock on the grant date, subject to valuation adjustments for restricted stock unit awards subject to performance-based vesting conditions other than the test to assure deductibility under Section 162(m) of the Internal Revenue Code. The valuation adjustments, which reflect the fact that the number of shares received on vesting varies based on the level of performance achieved, were determined using a Monte Carlo

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	37

simulation that determines the probability that the performance targets will be achieved. The grant date fair value of the restricted stock unit awards granted during fiscal 2012 is also included in the Fiscal 2012 Grants of Plan Based Awards table on page 39.

Option Awards. This column sets forth the grant date fair value of options to purchase shares of the Company’s common stock granted to the named executive officers during each fiscal year. The grant-date fair value of these options was calculated using the binomial option pricing model. The assumptions used in estimating the fair value of these options are set forth in footnote 12 to the Company’s Audited Financial Statements for fiscal 2012. The grant date fair value of the options granted during fiscal 2012 is also included in the Fiscal 2012 Grants of Plan Based Awards table on page 39.

Non-Equity Incentive Plan Compensation. This column sets forth the amount of compensation earned by the named executive officers under the Company’s Management Incentive Bonus Program during each fiscal year. A description of the Company’s annual performance-based bonus program is included in the discussion of “Performance Based Compensation” in the “Compensation Objectives and Program Design” section, and the determination of performance-based bonuses for fiscal 2012 is described in the discussion of “Annual Performance Bonus for Named Executive Officers” in the “Fiscal 2012 Decisions” section, of the Compensation Discussion and Analysis, beginning on page 31.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefits under all defined benefit plans, including supplemental plans, during each fiscal year. The amounts reported in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. As a result of a reduction in prevailing interest rates in the credit markets since late 2008, the discount rate used pursuant to pension accounting rules to calculate the present value of future payments decreased from 5.25% for fiscal 2010 to 3.85% for fiscal 2012 driving the substantial increases in the present value of future payments reported for fiscal 2010, fiscal 2011 and fiscal 2012. The increase in pension value resulting from the change in the discount rate does not result in any increase in the benefits payable to participants under the plan.

None of the named executive officers was credited with earnings on deferred compensation other than Mr. Iger, whose earnings on deferred compensation, which are disclosed below under “Deferred Compensation,” were not payable at above market rates and therefore are not reported in this column.

All Other Compensation. This column sets forth all of the compensation for each fiscal year that we could not properly report in any other column of the table, including:

  the incremental cost to the Company of perquisites and other personal benefits;
  the amount of Company contributions to employee savings plans; and
  the dollar value of insurance premiums paid by the Company with respect to excess liability insurance for the named executive officers.

In accordance with the SEC interpretations of its rules, this column also sets forth the incremental cost to the Company of certain items that are provided to the named executive officers for business purposes but which may not be considered integrally related to his or her duties.

The following table sets forth the incremental cost to the Company of each perquisite and other personal benefit that exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a named executive officer in fiscal 2012.

	Personal Air
	Travel	Security	Other	Total
Robert A. Iger	$190,439	$574,331	$30,105	$794,875
James A. Rasulo	—	—	30,662	30,662
Alan N. Braverman	—	—	50,486	50,486
Kevin A. Mayer	—	—	29,700	29,700
M. Jayne Parker	—	—	32,830	32,830

The incremental cost to the Company of the items specified above was determined as follows:

  Personal air travel: the actual catering costs, landing and ramp fees, fuel costs and lodging costs incurred by flight crew plus a per hour charge based on the average hourly maintenance costs for the aircraft during the year for flights that were purely personal in nature, and a pro rata portion of catering costs where personal guests accompanied a named executive officer on flights that were business in nature. Where a personal flight coincided with the repositioning of an aircraft following a business flight, only the incremental costs of the flight compared to an immediate repositioning of the aircraft are included.
  As noted on page 29, above, Mr. Iger is required for security reasons to use corporate aircraft for all of his personal travel.
  Security: the actual costs incurred by the Company for providing security equipment and services.

Executive Compensation

The “Other” column in the table above includes, to the extent a named executive officer elected to receive any of these benefits, the incremental cost to the Company of the vehicle benefit, personal air travel where the cost to the Company was less than $25,000, up to $15,000 in matching gifts to approved charitable organizations pursuant to the Company’s employee matching gift program, reimbursement of up to $450 for health club membership or exercise equipment and reimbursement of expenses for financial consulting.

The named executive officers also were eligible to receive the other benefits described in the Compensation Discussion and Analysis under the discussion of “Fixed Compensation” in the “Compensation Objectives and Program Design” section, which involved no incremental cost to the Company or are offered through group life, health or medical reimbursement plans that are available generally to all of the Company’s salaried employees.

Fiscal 2012 Grants of Plan Based Awards Table

The following table provides information concerning the range of awards available to the named executive officers under the Company’s Management Incentive Bonus Program for fiscal 2012 and information concerning the option grants and restricted stock unit awards made to the named executive officers during fiscal 2012. Additional information regarding the amounts reported in each column follows the table.

			Estimated Possible			Estimated Future Payouts
			Payouts Under Non-Equity			Under Equity
			Incentive Plan Awards			Incentive Plan Awards
									All Other		Grant
									Option		Date	Grant
									Awards:	Exercise	Closing	Date Fair
									Number of	or Base	Price of	Value of
									Securities	Price of	Shares	Stock and
		Grant							Underlying	Option	Underlying	Option
		Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Options	Awards
		1/18/12							732,079	$38.75	$39.02	$7,750,008
Robert A. Iger		1/18/12				100,000	200,000	300,000				9,532,500[1]
			$4,200,000	$12,000,000	$24,000,000
James A. Rasulo		1/18/12							170,032	$38.75	$39.02	$1,800,010
	(A)	1/18/12					34,839					1,350,011
	(B)	1/18/12				17,419	34,839	52,258				1,660,514[1]
			$1,050,000	$3,000,000	$6,000,000
Alan N. Braverman		1/18/12							94,462	$38.75	$39.02	$1,000,003
	(A)	1/18/12					19,355					750,006
	(B)	1/18/12				9,677	19,355	29,032				922,508[1]
			$868,000	$2,480,000	$4,960,000
Kevin A. Mayer		1/18/12							57,055	$38.75	$39.02	$604,001
	(A)	1/18/12					11,691					453,027
	(B)	1/18/12				5,845	11,691	17,536				557,222[1]
			$336,504	$961,441	$1,922,883
M. Jayne Parker		1/18/12							52,899	$38.75	$39.02	$560,005
	(A)	1/18/12					10,839					420,011
	(B)	1/18/12				5,419	10,839	16,258				516,614[1]
			$284,375	$812,500	$1,625,000

[1]	Stock awards for fiscal 2012 subject to performance conditions in addition to the test to assure deductibility under Section 162(m) were valued based on the probability that performance targets will be achieved. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2012 would be $11,625,000, $2,025,017, $1,125,009, $679,539 and $630,017 for Mr. Iger, Mr. Rasulo, Mr. Braverman, Mr. Mayer and Ms. Parker, respectively.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	39

Grant date. The Compensation Committee made the annual grant of stock options and restricted stock unit awards for fiscal 2012 on January 18, 2012. The Compensation Committee approved awards under the Management Incentive Bonus Program on November 27, 2012.

Estimated Possible Payouts Under Non-equity Incentive Plan Awards. As described in the Compensation Discussion and Analysis, the Compensation Committee sets the target bonus opportunity for the named executive officers at the beginning of the fiscal year under the Company’s Management Incentive Bonus Program and the Amended and Restated 2002 Executive Performance Plan, and the actual bonuses for the named executive officers may, except in special circumstances such as unusual challenges or extraordinary successes, range from 35% to 200% of the target level based on the Compensation Committee’s evaluation of financial and other performance factors for the fiscal year. The bonus amount may be zero if actual performance (including the Section 162(m) test) is below the specified threshold level or less than the calculated amounts if the Compensation Committee otherwise decides to reduce the bonus. As addressed in the discussion of Fiscal 2012 Decisions in the Compensation Discussion and Analysis, the employment agreements of Mr. Iger, Mr. Rasulo, Mr. Braverman, Mr. Mayer and Ms. Parker require that the target bonus opportunity used to calculate the bonus opportunity (but not the actual bonus awarded) be at least the amount specified in each agreement. This column shows the range of potential bonus payments for each named executive officer from the threshold to the maximum based on the target range set at the beginning of the fiscal year. The actual bonus amounts received for fiscal 2012 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards. This column sets forth the number of restricted stock units awarded to the named executive officers during fiscal 2012 that are subject to the test to assure eligibility for deduction under Section 162(m) and/or to performance tests as described below. These include units awarded to each of the named executive officers as part of the annual grant in January 2012. Each of Mr. Iger’s awards are subject to both the test to assure eligibility under Section 162(m) and the performance tests described in the Compensation Discussion and Analysis under the heading “Performance-based Compensation — Equity-based Compensation.” The units in row A for each of the other named executive officers are subject to the test to assure eligibility under Section 162(m) and the units in row B are subject to this test as well as the performance tests described below.

The vesting dates for all of the outstanding restricted stock unit awards held by the named executive officers as of the end of fiscal 2012 are set forth in the Fiscal 2012 Outstanding Equity Awards at Fiscal Year-end table below.

In each of the cases described above, all units subject to only the Section 162(m) test (Row A) vest if that test is met (plus any shares received as dividend equivalents prior to vesting), and none of the units vest if the test is not met. This amount is shown in the “target” column for Row A.

In the case of units subject to the performance tests in addition to the Section 162(m) test (all of Mr. Iger’s units and the units in Row B for other named executive officers), none of the units vest if the Section 162(m) test is not met and units vest as follows if the Section 162(m) test is met:

  If the total shareholder return test is below the 25th percentile and the earnings per share test is below the 50th percentile, none of the units vest.
  If the total shareholder return equals or exceeds the 25th percentile or earnings per share equals or exceeds the 50th percentile, the named executive officer will receive a number of shares equal to the percentage of shares that are subject to additional performance tests as set forth in the table on page 27 (plus, in each case, any shares received as dividend equivalents prior to vesting). For example, the total number of shares vesting would equal the number in the “threshold” column if, on the measurement date, the total shareholder return test is met at the 25th percentile, at the number in the “target” column if the total shareholder return test is met at the 50th percentile, and at the number in the “maximum” column if the total shareholder return equals or exceeds the 75th percentile.

(When dividends are distributed to shareholders, dividend equivalents are credited in an amount equal to the dollar amount of dividends on the number of units held on the dividend record date divided by the fair market value of the Company’s shares of common stock on the dividend distribution date. Dividend equivalents vest only when, if and to the extent that the underlying units vest.)

All Other Option Awards: Number of Securities Underlying Options. This column sets forth the options to purchase shares of the Company’s common stock granted to the named executive officers as part of the annual grant in January 2012. The vesting dates for these options are set forth in the Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End table below. These options are scheduled to expire ten years after the date of grant.

Executive Compensation

Exercise or Base Price of Option Awards; Grant Date Closing Price of Shares Underlying Options. These columns set forth the exercise price for each option grant and the closing price of the Company’s common stock on the date of grant. The exercise price is equal to the average of the high and low trading price on the grant date, which may be higher or lower than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards. This column sets forth the grant date fair value of the stock and option awards granted during fiscal 2012 calculated in accordance with applicable accounting requirements. The grant date fair value of all restricted stock unit awards and options is determined as described on pages 37 and 38, above.

Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning outstanding unexercised options and unvested restricted stock unit awards held by the named executive officers as of September 29, 2012. Additional information regarding the amounts reported in each column follows the table.

		Option Awards				Stock Awards
		Number of Securities
		Underlying						Equity Incentive Plan
		Unexercised Options						Awards
							Market	Number	Market
						Number of	Value of	of	Value of
						Shares or	Shares or	Unearned	Unearned
						Units of	Units of	Units	Units
				Option	Option	Stock That	Stock That	That	That
	Grant			Exercise	Expiration	Have	Have	Have Not	Have Not
	Date	Exercisable	Unexercisable	Price	Date	Not Vested	Not Vested	Vested	Vested
	1/31/2008	1,000,000	1,000,000(A)	$29.51	1/31/2015	—	—	—	—
	1/14/2009	360,000	120,000(B)	20.81	1/14/2016	—	—	112,694(C)	$5,891,633
Robert A. Iger	1/13/2010	232,789	232,789(D)	31.12	1/13/2020	—	—	217,727(E)	11,382,762
	1/26/2011	109,419	328,260(F)	39.65	1/26/2021	—	—	207,465(G)	10,846,292
	1/18/2012	—	732,079(H)	38.75	1/18/2022	—	—	300,000(I)	15,684,000
	1/9/2008	105,264	—	$29.90	1/9/2015	—	—	—	—
	1/14/2009	84,000	28,000(B)	20.81	1/14/2016	8,847(J)	$462,506	17,449(J)	$912,246
James A. Rasulo	1/13/2010	88,883	88,884(D)	31.12	1/13/2020	—	—	83,133(E)	4,346,181
	1/26/2011	39,664	118,995(F)	39.65	1/26/2021	—	—	75,208(G)	3,931,848
	1/18/2012	—	170,032(H)	38.75	1/18/2022	—	—	87,098(K)	4,553,457
	1/9/2008	84,211	—	$29.90	1/9/2015	—	—	—	—
	10/2/2008	—	—	—	—	—	—	52,742(L)	$2,757,357
	1/14/2009	88,000	29,334(B)	20.81	1/14/2016	—	—	27,548(C)	1,440,190
Alan N. Braverman	1/13/2010	—	—	—	—	—	—	26,037(M)	1,361,218
	1/13/2010	46,558	46,558(D)	31.12	1/13/2020	—	—	43,547(E)	2,276,632
	1/26/2011	21,884	65,652(F)	39.65	1/26/2021	—	—	41,495(G)	2,169,374
	1/18/2012	—	94,462(H)	38.75	1/18/2022	—	—	48,388(K)	2,529,699
Kevin A. Mayer	1/14/2009	—	20,134(B)	$20.81	1/14/2016	—	—	18,908(C)	$988,517
	1/13/2010	35,976	35,977(D)	31.12	1/13/2020	—	—	33,650(E)	1,759,232
	1/26/2011	13,768	41,307(F)	39.65	1/26/2021	—	—	26,106(G)	1,364,841
	1/18/2012	—	57,055(H)	38.75	1/18/2022	—	—	29,228(K)	1,528,014
	1/22/2004	7,200	—	$24.64	1/22/2014	—	—	—	—
	1/10/2007	6,000	—	34.27	1/10/2014	—	—	—	—
	1/9/2008	7,579	—	29.90	1/9/2015	—	—	—	—
M. Jayne Parker	1/14/2009	12,857	4,286(B)	20.81	1/14/2016	933(J)	$48,778	1,839(J)	$ 96,154
	1/13/2010	25,395	25,396(D)	31.12	1/13/2020	—	—	23,753(E)	1,241,831
	1/26/2011	12,309	36,930(F)	39.65	1/26/2021	—	—	23,342(G)	1,220,334
	1/18/2012	—	52,899(H)	38.75	1/18/2022	—	—	27,098(K)	1,416,657

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	41

Number of Securities Underlying Unexercised Options: Exercisable and Unexercisable. These columns set forth, for each named executive officer and for each grant made to the officer, the number of shares of the Company’s common stock that can be acquired upon exercise of outstanding options. The vesting schedule for each option with unexercisable shares is shown under “Vesting Schedule,” below with options identified by the letter following the number of shares underlying options that are unexercisable. The vesting of options held by the named executive officers may be accelerated in the circumstances described under “Payments and Rights on Termination,” below.

Number; Market Value of Shares or Units of Stock That Have Not Vested. These columns set forth the number and market value, respectively, of shares of the Company’s common stock underlying each restricted stock unit award held by each named executive officer that is not subject to performance-based vesting conditions nor the test to assure eligibility for deduction pursuant to Section 162(m). The number of shares includes dividend equivalent units that have accrued for dividends payable through September 29, 2012. The market value is equal to the number of shares underlying the units multiplied by the closing market price of the Company’s common stock on Friday, September 28, 2012, the last trading day of the Company’s fiscal year. The vesting schedule for each grant is shown below, with grants identified by the letter following the number of shares underlying the grant. The vesting of restricted stock unit awards held by the named executive officers may be accelerated in the circumstances described under “Payments and Rights on Termination,” below.

Number; Market Value of Unearned Units That Have Not Vested. These columns set forth the maximum number and market value, respectively, of shares of the Company’s common stock underlying each restricted stock unit award held by each named executive officer that is subject to performance-based vesting conditions and/or the test to assure eligibility for deduction pursuant to Section 162(m), except that the number of units and market value for units granted January 13, 2010 are the actual amount that vested based on the satisfaction of the related performance test on December 13, 2012 (excluding dividend equivalent units vesting after September 29, 2012). The number of shares includes dividend equivalent units that have accrued for dividends payable through September 29, 2012. The market value is equal to the number of shares underlying the units multiplied by the closing market price of the Company’s common stock on Friday, September 28, 2012, the last trading day of the Company’s fiscal year. The vesting schedule and performance tests and/or the test to assure eligibility under Section 162(m) are shown in “Vesting Schedule,” below.

Vesting Schedule. The options reported above that are not yet exercisable and restricted stock unit awards that have not yet vested are scheduled to become exercisable and vest as set forth below.

     (A) Options granted January 31, 2008 in connection with the extension of Mr. Iger’s employment agreement: The remaining unexercisable options are scheduled to become exercisable on January 31, 2013.
     (B) Options granted January 14, 2009, the remaining unexercisable options became exercisable on January 14, 2013.
     (C) Restricted stock units granted January 14, 2009 subject to performance tests. The remaining units vested on January 14, 2013.
     (D) Options granted January 13, 2010: One half of the remaining unexercisable options became exercisable on January 13, 2013 and one half will become exercisable on January 13, 2014.
     (E) Restricted stock units granted January 13, 2010 subject to performance tests. Approximately 13% of the remaining units vested on January 13, 2013 and approximately 13% are scheduled to vest on January 13, 2014, subject to determination that the test to assure eligibility under Section 162(m) was satisfied. The remaining units vested on January 13, 2013, as a result of the satisfaction of the applicable performance tests on December 13, 2012.
     (F) Options granted January 26, 2011: One-third of the remaining unexercisable options become exercisable on each of January 26, 2013, 2014 and 2015.
     (G) Restricted stock units granted January 26, 2011 subject to performance tests. Approximately 11% of the remaining units are scheduled to vest on each of January 26, 2013, 2014 and 2015, in each case (other than units vesting on January 26, 2013, for which the test was satisfied on November 27, 2012) subject to determination that the test to assure eligibility under Section 162(m) was satisfied. Approximately 67% of the units remaining are scheduled to vest on January 26, 2014, subject to determination that the test to assure eligibility under Section 162(m) was satisfied and also subject to satisfaction of a total shareholder return or earnings per share test described in prior proxy statements, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.
     (H) Options granted January 18, 2012: One-fourth of the options become exercisable on each of January 18, 2013, 2014, 2015 and 2016.
     (I) Restricted stock units granted January 18, 2012: The units are scheduled to vest on January 18, 2015 subject to determination that the test to assure eligibility under Section 162(m) was satisfied and also

Executive Compensation

subject to satisfaction of the total shareholder return or earnings per share test described under “Compensation Discussion and Analysis — Compensation Objectives and Program Design — Performance-based Compensation — Equity-based Compensation,” above, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.
     (J) Restricted stock units granted January 14, 2009, half of which were subject to performance tests: The remaining units vested on January 14, 2013, including the portion subject to performance tests as a result of the satisfaction of the applicable performance tests on November 30, 2012.
     (K) Restricted stock units granted January 18, 2012 subject to performance tests: 10% of the units vest on each of January 18, 2013, 2014, 2015 and 2016, in each case (other than units vesting on January 18, 2013, for which the test was satisfied on November 27, 2012) subject to determination that the test to assure eligibility under Section 162(m) was satisfied. The remaining units vest January 18,

2015 subject to determination that the test to assure eligibility under Section 162(m) was satisfied and also subject to satisfaction of the total shareholder return or earnings per share test described under “Compensation Discussion and Analysis — Compensation Objectives and Program Design — Performance-based Compensation — Equity-based Compensation,” above, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.
     (L) Restricted units awarded to Mr. Braverman on October 2, 2008 in connection with the execution of his employment agreement. The remaining units vested on October 2, 2012 and were subject to the test to assure eligibility under Section 162(m), which was satisfied on November 27, 2012.
     (M) Restricted stock units awarded to Mr. Braverman on January 13, 2010 pursuant to his employment agreement in connection with his assumption of new responsibilities. The remaining units are scheduled to vest on January 13, 2014, subject to the test to assure eligibility under Section 162(m).

Fiscal 2012 Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of options and vesting of restricted stock unit awards held by the named executive officers during fiscal 2012.

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares	Value
	Acquired on	on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Robert A. Iger	1,798,831	$26,562,709	192,180	$7,433,221
James A. Rasulo	304,000	5,029,480	53,715	2,093,833
Alan N. Braverman	389,000	6,799,901	65,326	2,516,655
Kevin A. Mayer	108,344	1,535,597	24,299	938,821
M. Jayne Parker	19,200	290,296	8,253	320,848

The value realized on the exercise of options is equal to the amount per share at which the named executive officer sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the option times the number of shares acquired on exercise of the options. The value realized on the vesting of stock awards is equal to the closing market price of the Company’s common stock on the date of vesting times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	43

Equity Compensation Plans

The following table summarizes information, as of September 29, 2012, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company’s common stock may be granted from time to time.

	Number of securities		Number of securities
	to be issued		remaining available for
	upon exercise	Weighted-average	future issuance under
	of outstanding	exercise price of	equity compensation
	options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders[1]	81,218,854[2]	$32.02[3]	132,598,653[4]
Equity compensation plans not approved by security holders	—	—	—
Total	81,218,854[2]	$32.02[3]	132,598,653[4]

[1]	These plans are the Company’s 2011 Stock Incentive Plan, The Walt Disney Company/Pixar 1995 Stock Plan, and The Walt Disney Company/Pixar 2004 Equity Incentive Plan (Disney/Pixar Plans were assumed by the Company in connection with the acquisition of Pixar).
[2]	Includes an aggregate of 27,476,588 restricted stock units and performance-based restricted stock units. Also includes options to purchase an aggregate of 8,456,988 shares, at a weighted average exercise price of $27.13 and 251,894 restricted stock units, in each case granted under plans assumed by the Company in connection with the acquisition of Pixar, which plans were approved by the shareholders of Pixar prior to the Company’s acquisition.
[3]	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.
[4]	Includes 569,594 securities available for future issuance under plans assumed by the Company in connection with the acquisition of Pixar, which plans were approved by the shareholders of Pixar prior to the Company’s acquisition. Assumes all awards are made in the form of options. Each award of one restricted stock unit under the 2011 Stock Incentive Plan reduces the number of shares available under the plan by two, so the number of securities available for issuance will be smaller to the extent awards are made as restricted stock units.

Pension Benefits

The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Pension Plan D (formerly known as the Disney Salaried Retirement Plan), for salaried employees who commenced employment before January 1, 2012 and who have completed one year of service. Benefits are based on a percentage of total average monthly compensation multiplied by years of credited service. For service years after 2012, average monthly compensation includes overtime, commission and regular bonus and is calculated based on the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. For service years prior to 2012, average monthly compensation considers only base salary, benefits were based on a somewhat higher percentage of average monthly compensation, and benefits included a flat dollar amount based solely on years and hours of service. Retirement benefits are non-forfeitable after three years of vesting service (five years of vesting service prior to 2012) or at age 65 after one year of service. Actuarially reduced benefits are paid to participants whose benefits are non-forfeitable and who retire before age 65 but on or after age 55.

In calendar year 2012, the maximum compensation limit under a tax-qualified plan was $250,000 and the maximum annual benefit that may be accrued under a tax-qualified defined benefit plan was $200,000. To provide additional retirement benefits for key salaried employees, the Company maintains a supplemental nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits in excess of the compensation limitations and maximum benefit accruals under tax-qualified plans. Under this plan, benefits are calculated in the same manner as under the Disney Salaried Pension Plan D, including the differences in benefit determination for years before and after January 1, 2012, described above, except as follows:

  starting on January 1, 2017, average annual compensation used for calculating benefits under the plans for any participant will be capped at the greater of $1,000,000 and the participant’s average annual compensation determined as of January 1, 2017;
  benefits for named executive officers are limited to the amount the executive officer would have received had the plan in effect prior to its January 1, 2012 amendment continued without change; and
  deferred amounts of base salary for years prior to 2006 and equity compensation paid in lieu of bonus are recognized for purposes of determining applicable retirement benefits.

Company employees (including two of the named executive officers) who transferred to the Company from ABC, Inc. after the Company’s acquisition of ABC are also eligible to receive benefits under the Disney Salaried Pension Plan A (formerly known as the ABC, Inc. Retirement Plan) and a Benefits Equalization Plan which,

Executive Compensation

like the Amended and Restated Key Plan, provides eligible participants retirement benefits in excess of the compensation limits and maximum benefit accruals that apply to tax-qualified plans. A term of the 1995 purchase agreement between ABC, Inc. and the Company provides that employees transferring employment to coverage under a Disney pension plan will receive an additional benefit under Disney plans equal to (a) the amount the employee would receive under the Disney pension plans if all of his or her ABC service were counted under the Disney pension less (b) the combined benefits he or she receives under the ABC plan (for service prior to the transfer) and the Disney plan (for service after the transfer). Both Mr. Iger and Mr. Braverman transferred from ABC, and each receives a pension benefit under the Disney plans to bring his total benefit up to the amount he would have received if all his years of service had been credited under the Disney plans. (The effect of these benefits is reflected in the present value of benefits under the Disney plans in the table below.)

As of the end of fiscal 2012, Mr. Iger, Mr. Rasulo and Mr. Braverman were eligible for early retirement. The early retirement reduction is 50% at age 55, decreasing to 0% at age 65.

Fiscal 2012 Pension Benefits Table

The following table sets forth the present value of the accumulated pension benefits that each named executive officer is eligible to receive under each of the plans described above.

		Number of
		Years of		Present Value of
		Credited		Accumulated
		Service at		Benefit at
Name	Plan Name	Fiscal Year End		Fiscal Year End
	Disney Salaried Pension Plan D	13		$940,442
	Disney Amended and Restated Key Plan	13		6,905,052
Robert A. Iger	Disney Salaried Pension Plan A	25		1,046,011
	Benefit and Equalization Plan of ABC, Inc.	25		8,258,252
			Total	$17,149,757
	Disney Salaried Pension Plan D	27		$1,250,214
James A. Rasulo	Disney Amended and Restated Key Plan	27		5,586,374
			Total	$6,836,588
	Disney Salaried Pension Plan D	10		$912,531
	Disney Amended and Restated Key Plan	10		2,796,855
Alan N. Braverman	Disney Salaried Pension Plan A	9		284,899
	Benefit and Equalization Plan of ABC, Inc.	9		1,588,385
			Total	$5,582,670
	Disney Salaried Pension Plan D	15		$547,545
Kevin A. Mayer	Disney Amended and Restated Key Plan	15		1,060,651
			Total	$1,608,196
	Disney Salaried Pension Plan D	24		$958,266
M. Jayne Parker	Disney Amended and Restated Key Plan	24		994,279
			Total	$1,952,545

These present values assume that each named executive officer retires at age 65 for purposes of the Disney Salaried Pension Plan D and the Amended and Restated Key Plan and age 62 for purposes of the Disney Salaried Pension Plan A, and the Amended and Restated Benefit Equalization Plan of ABC, Inc. Age 65 is the normal retirement age under each of the plans and is also the age at which unreduced benefits are payable, except the earliest age at which unreduced benefits are payable under the ABC plans is age 62 for service years prior to 2012. The values also assume straight life-annuity payment for an unmarried participant. Participants may elect other actuarially reduced forms of payment, such as joint and survivor benefits and payment of benefits for a period certain irrespective of the death of the participant. The present values were calculated using the 3.85% discount rate assumption set forth in footnote 10 to the Company’s Audited Financial Statements for fiscal 2012 and using actuarial factors including RP2000 white collar combined mortality table projected 20 years for males and females. The present values reported in the table are not available as lump sum payment under the plans.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	45

Fiscal 2012 Nonqualified Deferred Compensation Table

The Company does not currently permit the deferral of current compensation of any named executive officer on a basis that is not tax qualified, but from 2000 through 2005, $500,000 per year of Mr. Iger’s annual base salary was deferred. The following table sets forth the earnings on the deferred amount in fiscal 2012 and the aggregate balance of Mr. Iger’s deferral account, including accumulated earnings, as of September 29, 2012.

Aggregate	Aggregate
Earnings	Balance at
in Last	Last Fiscal
Fiscal Year	Year End
$62,997	$3,888,741

Mr. Iger’s employment agreement provides that the deferred compensation will be paid, together with interest at the applicable federal rate for mid-term treasuries, reset annually, no later than 30 days after he is no longer subject to the provisions of Section 162(m) of the Internal Revenue Code (or at such later date as is necessary to avoid the imposition of an additional tax on Mr. Iger under Section 409A of the Internal Revenue Code). The interest rate is adjusted annually in March and the weighted average interest rate for fiscal 2012 was 1.65%. There were no additions during the fiscal year to the deferred amount by either the Company or Mr. Iger other than these earnings and no withdrawals during the fiscal year. Because the earnings accrued during fiscal 2012 and previous fiscal years were not “above market” or preferential, these amounts are not reported in the Fiscal 2012 Summary Compensation Table.

Potential Payments and Rights on Termination or Change in Control

Our named executive officers may receive compensation in connection with the termination of their employment. This compensation is payable pursuant to (a) the terms of compensation plans applicable by their terms to all participating employees and (b) the terms of employment agreements with each of our named executive officers.

The termination provisions serve a variety of purposes including providing the benefits included in equity incentive plans to the executive and his or her family in the event of his or her death or disability, defining when the executive may be terminated with cause and receive no further compensation, and clearly defining rights in the event of a termination in other circumstances.

The termination provisions are designed to further align the executives’ interests with long-term shareholder growth by providing that, in those circumstances in which bonus payments are made and equity awards vest after termination, the payments and awards are (except in the case of vesting of restricted stock unit awards following termination due to death or disability) subject to the same performance measures (other than the test to assure deductibility under Section 162(m)) as apply if there had been no termination.

The availability, nature and amount of this compensation differ depending on whether employment terminates because of:

  death or disability;
  the Company’s termination of the executive pursuant to the Company’s termination right or the executive’s decision to terminate because of action the Company takes or fails to take;
  the Company’s termination of the executive for cause; or
  expiration of an employment agreement, retirement or other voluntary termination.

The compensation that each of our named executive officers may receive under each of these termination circumstances is described below, including quantification of the amount each executive would have been eligible to receive assuming a termination at the end of fiscal 2012 under the circumstances described.

It is important to note that the amounts set forth below are based on the assumptions set forth above and, as a result, do not predict the actual compensation that would be received by our named executive officers in the circumstances described below. In those circumstances, the compensation received would be a function of a number of factors that are unknowable at this time, including: the date of the executive’s termination of employment; the executive’s base salary at the time of termination; the executive’s age and service with the Company at the time of termination; and, because many elements of the compensation are performance-based pursuant to the Company’s compensation philosophy described in Compensation Discussion and Analysis, above, the future performance of the Company. In addition, although the Company has entered into individual agreements with each of our named executive officers, in connection with a particular termination of employment the Company and the named executive officer may mutually agree on severance terms that vary from those provided in his or her pre-existing agreement.

In each of the circumstances described below, our named executive officers are eligible to receive earned, unpaid salary through the date of termination and benefits that are unconditionally accrued as of the date of termination pursuant to policies applicable to all employees. In Mr. Iger’s case, this includes the deferred salary and

Executive Compensation

interest earned on these deferred amounts as described under “Deferred Compensation,” above. This earned compensation is not described or quantified below because these amounts represent earned, vested benefits that are not contingent on the termination of employment, but we do describe and quantify benefits that continue beyond the date of termination that are in addition to those provided for in the applicable benefit plans. The executive’s accrued benefits include the pension benefits described under “Pension Benefits,” above, which become payable to all participants who have reached retirement age. Because they have reached retirement age under the plans, Mr. Iger, Mr. Rasulo and Mr. Braverman each would have been eligible to receive these early retirement benefits if their employment had terminated at the end of fiscal 2012. Because the pension benefits available to Mr. Iger, Mr. Rasulo and Mr. Braverman upon termination do not differ from those described above under “Pension Benefits” except in ways that are equally applicable to all salaried employees, the nature and amount of their pension benefits are not described or quantified below.

Death and Disability

The employment agreement of each named executive officer provides that if he or she dies or his or her employment terminates because of disability during the term of the agreement, he or she (or his or her estate) will receive a bonus for any fiscal year that had been completed at the time of his or her death or termination of employment due to disability but for which the bonus had not yet been paid. The amount of the bonus will be determined by the Compensation Committee using the same criteria used for determining a bonus as if the executive remained employed.

In addition to the compensation and rights in the employment agreements described above, pursuant to the terms of the Amended and Restated 2011 Stock Incentive Plan (which we refer to as the 2011 Plan) and award agreements thereunder, all options awarded to a participant (including the named executive officers) become fully exercisable upon the death or disability of the participant and remain exercisable for 18 months in the case of death and 12 months (or 18 months in the case of participants who are eligible for immediate retirement benefits) in the case of disability, and all restricted stock units awarded to the participant under the 2011 Plan will, to the extent the units had not previously been forfeited, fully vest and become payable upon the death or disability of the participant.

The following table sets forth the value of the estimated payments and benefits each of our named executive officers would have received under our compensation plans and their employment agreements or compensation arrangements if their employment had terminated at the close of business on the last day of fiscal 2012 as a result of death or disability. The value of option acceleration is equal to the difference between the $52.28 closing market price of shares of the Company’s common stock on September 28, 2012 (the last trading day in fiscal 2012) and the weighted average exercise price of options with an exercise price less than the market price times the number of shares subject to such options that would accelerate as a result of termination. The value of restricted stock unit acceleration is equal to the $52.28 closing market price of shares of the Company’s common stock on September 28, 2012 multiplied by the number of units that would accelerate as a result of termination, which, for performance-based units, is equal to the target number of units.

			Restricted
	Cash	Option	Stock Unit
	Payment[1]	Acceleration	Acceleration
Robert A. Iger	$16,520,000	$45,528,996	$33,345,605
James A. Rasulo	4,075,000	6,565,683	11,344,765
Alan N. Braverman	3,370,000	4,015,728	10,982,277
Kevin A. Mayer	1,307,000	2,688,639	4,595,742
M. Jayne Parker	1,105,000	1,854,501	3,161,498

[1]	This amount is equal to the bonus awarded to the named executive officers with respect to fiscal 2012 and set forth in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2012 Summary Compensation Table.

Termination Pursuant to Company Termination Right or by Executive for Good Reason

The employment agreement of each named executive officer provides that if his or her employment is terminated by the Company pursuant to the Company’s termination right (as described below) or by the named executive officer with good reason (as described below), he or she will receive, in addition to salary and benefits through the date his or her employment is terminated, a bonus for any fiscal year that had been completed at the time of his or her termination of employment but for which the bonus had not yet been paid. The amount of the bonus will be determined by the Compensation Committee using the same criteria used for determining a bonus if the executive remained employed.

In addition, the employment agreement of each named executive officer provides that he or she will receive the following compensation and rights conditioned on his or her executing a mutual release of liability and (except in the case of Mr. Iger) agreeing to provide the Company with certain consulting services for a period of six months after his or her termination (or, if less, for the remaining term of his or her employment agreement) pursuant to a form of consulting agreement attached to the employment agreement.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	47

  A lump sum payment to be made six months and one day after termination equal to the base salary the named executive officer would have earned had he or she remained employed during the term of his or her consulting agreement or, in the case of Mr. Iger, equal to the base salary he would have earned had he remained employed until the original scheduled expiration date of his employment agreement.
  In the case of the named executive officers other than Mr. Iger, if the consulting agreement was not terminated as a result of his or her material breach of the consulting agreement, a further lump sum payment to be made six months and one day after termination of employment equal to the base salary the named executive officer would have earned had he or she remained employed after the termination of his or her consulting agreement and until the original scheduled expiration date of his or her employment agreement.
  A bonus for the year in which he or she is terminated equal to a pro-rata portion of a target bonus amount determined in accordance with his or her employment agreement.
  All options that had vested as of the termination date or were scheduled to vest prior to the original scheduled expiration date of his or her employment agreement (or within three months thereafter) will remain or become exercisable as though the named executive officer were employed until the original scheduled expiration date of his or her employment agreement and will remain exercisable until the earlier of (a) the scheduled expiration date of the options and (b) three months (or in the case of Mr. Iger, Mr. Rasulo and Mr. Braverman, 18 months, as provided in the Company’s equity compensation plans for any person who would be eligible for immediate retirement benefits) after the original scheduled expiration date of his or her employment agreement. As a result of the terms of options awards to all employees, for named executive officers who would be over 60 years of age and have more than 10 years of service as of the original expiration date of their employment agreement, options granted after December 2009 (and awarded at least one year before retirement), will continue to vest for (and remain exercisable) until the earlier of the expiration date of the option and three years (five years for options granted after March 2011) after the original scheduled expiration date of the employment agreement. In addition, if Mr. Iger’s employment is terminated after April 1, 2015, any options granted to him less than one year prior to the date of termination will continue to vest and remain exercisable until the expiration date of the option.
  All restricted stock units that were scheduled to vest prior to the original scheduled expiration date of his or her employment agreement will (subject to satisfaction of applicable performance criteria)

vest as though the named executive officer were employed until the original scheduled expiration date of his or her employment agreement, except that any test to assure deductibility of compensation under Section 162(m) will be waived for any units scheduled to vest after the fiscal year in which the termination of employment occurs unless application of the test is necessary to preserve deductibility. As a result of the terms of restricted stock unit awards to all employees, for named executive officers who would be over 60 years of age and have more than 10 years of service as of the original expiration date of their employment agreement, restricted stock units awarded after December 2009 (and awarded at least one year before retirement) will (subject to satisfaction of applicable performance criteria) continue to vest through the end of the vesting schedule. In addition, if Mr. Iger’s employment is terminated after April 1, 2015, any restricted stock units awarded to him less than one year prior to the date of termination will (subject to satisfaction of applicable performance criteria) continue to vest according to their original terms.

Under their employment agreements, the Company has the right to terminate the named executive officer’s employment subject to payment of the foregoing compensation in its sole, absolute and unfettered discretion for any reason or no reason whatsoever. A termination for cause does not constitute an exercise of this right and would be subject to the compensation provisions described below under “Termination for Cause.”

Termination by a named executive officer for good reason means a termination by the named executive officer following notice given to the Company within three months of his or her having actual notice of the occurrence of any of the following events (except that the Company will have 30 days after receipt of the notice to cure the conduct specified in the notice):

     (i) a reduction in the named executive officer’s base salary, annual target bonus opportunity or (where applicable) annual target long-term incentive award opportunity;
     (ii) the removal of the named executive officer from his or her position (including in the case of Mr. Iger, the failure to elect or reelect him as a member of the Board of Directors or his removal from the position of Chairman);
     (iii) a material reduction in his or her duties and responsibilities (other than, in the case of Mr. Iger, as contemplated in his employment agreement);

Executive Compensation

     (iv) the assignment to him or her of duties that are materially inconsistent with his or her position or duties or that materially impair his or her ability to function in his or her office;
     (v) relocation of his or her principal office to a location that is more than 50 miles outside of the greater Los Angeles area and, in the case of Mr. Iger, that is also more than 50 miles from Manhattan; or
     (vi) a material breach of any material provision of his or her employment agreement by the Company.

Termination for good reason also includes any occurrence after a change in control (as defined in the 2011 Plan) that would constitute a triggering event. The 2011 Plan provides that if, within 12 months following a change in control of the Company as defined in the 2011 Plan, a “triggering event” occurs, any outstanding options, restricted stock units, performance-based restricted stock units or other plan awards will generally become fully vested and, in certain cases, paid to the plan participant. A triggering event is defined to include: (a) a termination of employment by the Company other than for death, disability or “cause;” or (b) a termination of employment by the participant following a reduction in position, pay or other “constructive termination.” Under the 2011 Plan cause has the same meaning as in the named executive officer’s employment agreement, if applicable, as defined below under “Termination for Cause” or, if there is no employment agreement or the named executive officer would have greater rights under the following definition, cause means conviction for or pleading to a felony under state or Federal law, willful gross misconduct or material breach of an agreement with the Company with respect to confidentiality, noncompetition, non-solicitation or a similar restrictive covenant. Under the terms of the 2011 Plan, payments under awards that become subject to the excess parachute tax rules may be reduced under certain circumstances.

The employment agreement of each named executive officer provides that he or she is not required to seek other employment to obtain compensation to offset the amounts payable by the Company as described above, and compensation resulting from subsequent employment will not be offset against amounts described above.

The following table quantifies benefits each of our named executive officers would have received if their employment had been terminated at the end of fiscal 2012 by the Company pursuant to its termination right or by the executive with good reason.

The table quantifies the benefits of continued vesting and exercisability of options by setting forth the difference between the $52.28 closing market price of shares of the Company’s common stock on September 28, 2012 and the weighted average exercise price of options with an exercise price less than the market price times the number of shares subject to the options that would become exercisable despite the termination. However, as described above, options do not become immediately exercisable absent a change in control. The actual value realized from the exercise of the options by a named executive officer when they become exercisable may therefore be more or less than the amount shown below depending on changes in the market price of the Company’s common stock pending actual vesting of the options.

The table also quantifies the benefits of continued vesting of restricted stock units by setting forth an amount equal to the $52.28 closing market price of shares of the Company’s common stock on September 28, 2012 times the target number of units that will (subject to satisfaction of applicable performance criteria) vest despite the termination. However, as described above, restricted stock units do not immediately vest absent a change in control (in which case, the target number of units vests). The actual value of restricted stock units realized by a named executive officer absent a change in control may again be more or less than the amount shown below depending on changes in the market price of the Company’s common stock pending actual vesting of the restricted stock units and depending on the number of units that will vest, which depends on the extent to which performance tests are satisfied.

			Restricted
	Cash	Option	Stock Unit
	Payment[1]	Valuation	Valuation
Robert A. Iger
No change in control	$25,895,000	$45,528,996	$33,345,605
Change in control	25,895,000	45,528,996	33,345,605
James A. Rasulo
No change in control	$7,575,000	$5,990,549	$10,899,419
Change in control	7,575,000	6,565,683	11,344,765
Alan N. Braverman
No change in control	$4,610,000	$4,015,728	$10,982,277
Change in control	4,610,000	4,015,728	10,982,277
Kevin A. Mayer
No change in control[2]	$4,639,996	$2,688,639	$4,595,742
Change in control	4,639,996	2,688,639	4,595,742
M. Jayne Parker
No change in control	$3,921,667	$1,854,501	$3,161,498
Change in control	3,921,667	1,854,501	3,161,498

[1]	This amount is equal to the bonus awarded to the named executive officers with respect to fiscal 2012 and set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, plus the lump sum payments based on salary through the end of the employment term as described above.
[2]	In the case of Mr. Mayer, the amount is based on his new employment agreement, which was signed in November 2012 and was effective as of October 1, 2012, which was after the close of the fiscal year on September 29, 2012. Under his prior employment agreement, the cash payment would have been $1,309,137, and there would be no value to the options and restricted stock units.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	49

Termination for Cause

The employment agreement of each named executive officer provides that, if his or her employment is terminated by the Company for cause, he or she will only be eligible to receive the compensation earned and benefits vested through the date of termination, including any rights he or she may have under his or her indemnification agreement with the Company or the equity plans of the Company.

“Termination for Cause” is defined in Mr. Iger’s employment agreement as termination by the Company due to (i) conviction of a felony or the entering of a plea of nolo contendere to a felony charge; (ii) gross neglect, willful malfeasance or willful gross misconduct in connection with his employment which has had a material adverse effect on the business of the Company and its subsidiaries, unless he reasonably believed in good faith that such act or non-act was in, or not opposed to, the best interests of the Company; (iii) his substantial and continual refusal to perform his duties, responsibilities or obligations under the agreement that continues after receipt of written notice identifying the duties, responsibilities or obligations not being performed; (iv) a violation that is not timely cured of any Company policy that is generally applicable to all employees or all officers of the Company that he knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) any failure (that is not timely cured) to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external; or (vi) any material breach that is not timely cured of covenants relating to non-competition during the term of employment and protection of the Company’s confidential information.

“Termination for Cause” is defined in Mr. Rasulo’s, Mr. Braverman’s, Mr. Mayer’s, and Ms. Parker’s employment agreement as termination by the Company due to gross negligence, gross misconduct, willful nonfeasance or willful material breach of the agreement by the executive unless, if the Company determines that the conduct or cause is curable, such conduct or cause is timely cured by the executive.

Expiration of Employment Term; Retirement

Each of the named executive officers is eligible to receive earned, unpaid salary and unconditionally vested accrued benefits if his or her employment terminates at the expiration of his or her employment agreement or he or she otherwise retires, but except as described below they are not contractually entitled to any additional compensation in this circumstance. If Mr. Iger retires at June 30, 2016, which is the stated expiration date of his employment agreement, he will be entitled to receive his full target bonus award of $6 million for the then current fiscal year, subject only to the satisfaction of the performance objectives applicable to assure that the bonus is deductible for federal income tax purposes as performance-based compensation.

Unless a longer period applies to options granted after December 2009, a named executive officer who is eligible to receive retirement benefits immediately following his or her termination of employment may exercise any then vested and outstanding options until the earlier of 18 months following such termination or until their original expiration date. Options and restricted stock units awarded after December 2009 (and awarded at least one year before retirement), subject to the attainment of any applicable performance conditions, continue to vest for three years (five years in the case of options awarded after March 2011) after retirement (and options remain exercisable until the earlier of three or five years after retirement and the original expiration date) if the named executive officer was age 60 or greater and had at least ten years of service at the date of retirement, except that this rule does not apply for certain employees outside the United States. In addition, in the event that he retires at June 30, 2016, which is the stated expiration date of his employment agreement, all options and restricted stock units awarded to Mr. Iger after October 2, 2011 will, subject to the satisfaction of applicable performance criteria, continue to vest and in the case of options remain exercisable following his retirement according to their original vesting schedule and expiration date.

Audit-Related Matters

Audit Committee Report

The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in its oversight of:

  the integrity of the Company’s financial statements;
  the adequacy of the Company’s system of internal controls;
  the Company’s compliance with legal and regulatory requirements;
  the qualifications and independence of the Company’s independent registered public accountants; and
  the performance of the Company’s independent registered public accountants and of the Company’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

  monitors preparation of quarterly and annual financial reports by the Company’s management;
  supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and
  oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

The Committee met eight times during fiscal 2012. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s chief financial officer and the Company’s general counsel.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2012, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Public Company Accounting Oversight Board AU 380 (Communication With Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Monica C. Lozano
Robert W. Matschullat (Chair)
Orin C. Smith

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	51

Policy for Approval of Audit and Permitted Non-audit Services

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of specifically described audit, audit-related and tax services by the Committee on an annual basis, but individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, and the Committee has delegated to the Chairman of the Committee the authority to pre-approve services in certain circumstances.

Auditor Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal 2012 and fiscal 2011, together with fees for audit-related services and tax services rendered by PricewaterhouseCoopers LLP during fiscal 2012 and fiscal 2011. Audit-related services consisted principally of audits of employee benefit plans and other entities related to the Company and other attest projects. Tax services consisted principally of planning and advisory services, tax compliance (primarily international returns), and sales and use tax recovery assistance.

	Fiscal 2012	Fiscal 2011
	(in millions)
Audit fees	$19.3	$17.4
Audit-related fees	2.0	2.6
Tax fees	4.0	4.1
All other fees	—	—

Items to Be Voted On

Election of Directors

The current term of office of all of the Company’s Directors expires at the 2013 Annual Meeting. The Board proposes that all of the currently serving Directors be reelected for a term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the 2013 Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director exceeds the number of votes cast “against” the Director; abstentions are not counted either “for” or “against”. If an incumbent Director in an uncontested election does not receive a majority of votes cast for his or her election, the Director is required to submit a letter of resignation to the

Board of Directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a Director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board is required to determine whether to accept or reject the resignation, or what other action should be taken, within 90 days of the date of the certification of election results.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Directors is counted.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Susan E. Arnold, 58, is retired and was President — Global Business Units of Procter & Gamble from 2007 to 2009. Prior to that, she was Vice Chair of P&G Beauty and Health from 2006, Vice Chair of P&G Beauty from 2004 and President Global Personal Beauty Care and Global Feminine Care from 2002. She has been a director of McDonalds Corporation since 2008. Ms. Arnold has been a Director of the Company since 2007.

Ms. Arnold contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience as an executive of Procter & Gamble and her other public company board experience. At Procter & Gamble, Ms. Arnold was a senior executive responsible for major consumer brands in a large, complex retailing and global brand management company. As a result of this experience, Ms. Arnold brings to our Board in-depth knowledge of brand management and marketing, environmental sustainability, product development, international consumer markets, finance and executive management, including executive compensation and management leadership.

John S. Chen, 57, is a Senior Advisor of Silver Lake, a private investment firm, and was Chairman and Chief Executive Officer of Sybase Inc., a software developer and a wholly-owned subsidiary of SAP AG through November 1, 2012. Prior to SAP’s acquisition of Sybase in July 2010, Mr. Chen had been Chairman of the Board, Chief Executive Officer and President of Sybase, Inc., since November 1998. From February 1998 through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division, Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He has been a director of Wells Fargo & Company since 2006. Mr. Chen has been a Director of the Company since 2004.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	53

Mr. Chen contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience as a leader of a variety of technology businesses, his experience doing business in Asia and his other public company board experience. In his roles at Sybase and Siemens Nixdorf, Mr. Chen was responsible for overseeing and managing executive teams and a sizeable work force engaged in high technology development, production and marketing. Mr. Chen also interacted regularly with businesses and governments in Asia in connection with these businesses. As a result of this experience, Mr. Chen brings to our Board an understanding of the rapidly changing technological landscape and intense familiarity with all issues involved in managing technology businesses and particularly with businesses and governmental practices in Asia.

Judith L. Estrin, 58, is Chief Executive Officer of JLABS, LLC, (formerly Packet Design Management Company, LLC), a privately held company focused on furthering innovation in business, government and non-profit organizations. Ms. Estrin served as Chief Technology Officer and Senior Vice President of Cisco Systems Inc., a developer of networking products, from 1998 until April 2000, and as President and Chief Executive Officer of Precept Software, Inc., a developer of networking software of which she was co-founder, from 1995 until its acquisition by Cisco in 1998. She was also a director of FedEx Corporation, an international provider of transportation and delivery services, from 1989 to September 2010. Ms. Estrin has been a Director of the Company since 1998.

Ms. Estrin contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience in both large and developing technology businesses, her other public company board experience and her ongoing work in the field of innovation. In addition to serving as Chief Technology Officer at Cisco, Ms. Estrin co-founded seven technology businesses and is author of a book on innovation. She continues to promote innovation in business and academia through her work at JLABS and her service on academic advisory boards. As a result of this experience, Ms. Estrin brings to our Board an understanding of the process of technological innovation, its application in a wide variety of settings, and practice in the oversight of complex public businesses.

Robert A. Iger, 61, has served as Chairman and Chief Executive Officer since March 2012 and President and Chief Executive Officer of the Company since October 2005, having previously served as President and Chief Operating Officer since January 2000 and as President of Walt Disney International and Chairman of the ABC Group from 1999 to January 2000. From 1974 to 1998, Mr. Iger held a series of increasingly responsible positions at ABC, Inc. and its predecessor Capital Cities/ABC, Inc., culminating in service as President of the ABC Network Television Group from 1993 to 1994 and President and Chief Operating Officer of ABC, Inc. from 1994 to 1999. He is a member of the Board of Directors of Apple, Inc., the Lincoln Center for the Performing Arts in New York City and the National September 11 Memorial & Museum. Mr. Iger has been a Director of the Company since 2000. The Company has agreed in Mr. Iger’s employment agreement to nominate him for re-election as a member of the Board and as Chairman of the Board at the expiration of each term of office during the term of the agreement, and he has agreed to continue to serve on the Board if elected.

Mr. Iger contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as chairman and chief executive officer of the Company and his long experience with the business of the Company. As chairman and chief executive officer and as a result of the experience he gained in over 35 years at ABC and Disney, Mr. Iger has an intimate knowledge of all aspects of the Company’s business and close working relationships with all of the Company’s senior executives.

Items to Be Voted On

Fred H. Langhammer, 68, is Chairman, Global Affairs, of The Estée Lauder Companies Inc., a manufacturer and marketer of cosmetics products. Prior to being named Chairman, Global Affairs, Mr. Langhammer was Chief Executive Officer of The Estée Lauder Companies Inc. from 2000 to 2004, President from 1995 to 2004 and Chief Operating Officer from 1985 through 1999. Mr. Langhammer joined The Estée Lauder Companies in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of its operations in Germany. He has been a director of Central European Media Enterprises, Ltd., since December 2009 and was also a director of The Shinsei Bank Limited from 2005 to 2009 and a director of AIG from 2006 to 2008. Mr. Langhammer has been a Director of the Company since 2005.

Mr. Langhammer contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience at Estée Lauder, a complex worldwide branded consumer products business, and his experience with business outside the United States. In addition to serving in Estée Lauder’s Japan and Germany operations and on the Board of Shinsei Bank, a Japan-based commercial bank, Mr. Langhammer served as general manager of the Japan operations of a British trading company. He also serves as Chairman Emeritus of the American Institute for Contemporary German Studies at Johns Hopkins University and he is a senior fellow of the Foreign Policy Association and a member of the Trilateral Commission. As a result of this experience, Mr. Langhammer brings to our Board an understanding of growth strategies in worldwide branded businesses, specific knowledge of Asian and European markets, and extensive familiarity with all aspects of managing and providing leadership to a complex business organization.

Aylwin B. Lewis, 58, has served as President and Chief Executive Officer of Potbelly Sandwich Works since June 2008. Prior to that, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer, from September 2005 to February 2008. Prior to being named Chief Executive Officer of Sears, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of Kmart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that acquisition, Mr. Lewis had been President and Chief Executive Officer of Kmart since October 2004. Prior to that, Mr. Lewis was Chief Multibranding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996. Mr. Lewis served on the Board of Directors of Sears Holding Corp. from 2005 through 2008 and on the Board of Directors of Kmart from 2004 through 2008. Mr. Lewis has been a director of Starwood Hotels & Resorts Worldwide since January 1, 2013. Mr. Lewis has been a Director of the Company since 2004.

Mr. Lewis contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience in various positions at Yum! Brands, Kmart, Sears and Potbelly Sandwich Works. At Yum! Brands, Mr. Lewis was responsible for marketing and branding of consumer-facing products and services in the quick serve food industry, and at Kmart and Sears he was responsible for all aspects of complex, worldwide businesses offering consumer products. At Potbelly Sandwich Works, Mr. Lewis’s responsibilities include developing and implementing the company’s growth strategy. As a result of this experience, Mr. Lewis brings to our Board knowledge of consumer branding strategy and tactics, management and leadership of complex worldwide retail and service businesses, and insights into promoting growth strategies for new consumer-facing businesses.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	55

Monica C. Lozano, 56, is Chief Executive Officer and Chair of the Board of Impremedia, LLC, a leading Hispanic news and information company with outlets in Los Angeles, New York, Chicago and other U.S. cities. In addition, Ms. Lozano is a trustee of the University of Southern California. She has been a director of Bank of America Corporation since 2006 and is a director of the Rockefeller and Weingart Foundations. Ms. Lozano has been a Director of the Company since 2000.

Ms. Lozano contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience managing Impremedia’s media businesses, her other public company board experience and her service on a variety of non-profit boards and advisory groups. In addition to the board service described above, Ms. Lozano is a member of the President’s Council on Jobs and Competitiveness and the Council on Foreign Relations, and has served on the boards of the Union Bank of California, First Interstate Bank of California, Tenet Healthcare Corp., the National Council of La Raza (where she served as chair of the board) and the California HealthCare Foundation, among others. Through this experience, Ms. Lozano brings to our Board a wide-ranging knowledge of cultural and consumer trends, particularly in the Hispanic community, and an understanding of corporate governance practices and practice in overseeing the management of complex public businesses.

Robert W. Matschullat, 65, a private equity investor, served from 1995 until 2000 as Vice Chairman of the board of directors and Chief Financial Officer of The Seagram Company Ltd., a global company with entertainment and beverage operations. Prior to joining Seagram, Mr. Matschullat was head of worldwide investment banking for Morgan Stanley & Co. Incorporated, a securities and investment firm, and was on the Morgan Stanley Group board of directors. He is Lead Director of The Clorox Company, where he was Interim Chairman of the Board and Interim Chief Executive Officer from March to October 2006, and a director of Visa Inc. He was a director of McKesson Corporation from 2002 to 2007. Mr. Matschullat has been a Director of the Company since 2002.

Mr. Matschullat contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience at Seagram and Morgan Stanley, his expertise in financial management and his other public company board experience. At Seagram, Mr. Matschullat was responsible for the financial function of the firm as well as serving on Seagram’s board of directors. At Morgan Stanley, he was engaged in an active investment banking practice, as well as serving as a senior executive and on the board of directors of the firm. As a result of this experience, Mr. Matschullat brings to our Board expertise in a wide range of financial and accounting matters, practical knowledge of executive management of complex, worldwide businesses including those engaged in the entertainment field, and knowledge of board level oversight as both a director and interim leader of a worldwide consumer products business.

Items to Be Voted On

Sheryl Sandberg, 43, has served as the Chief Operating Officer of Facebook, Inc., an online social networking company, since March 2008. From 2001 to March 2008, Ms. Sandberg was the Vice President of Global Online Sales and Operations for Google Inc., an Internet search engine company. Ms. Sandberg also is a former Chief of Staff of the United States Treasury Department and previously served as a management consultant with McKinsey & Company and as an economist with The World Bank. Ms. Sandberg served as a director of Starbucks Corp. from 2009 to March 2012. She also serves on a number of nonprofit boards including Women for Women International, and V-Day. She served as a director of eHealth, Inc. from 2006 to 2008 and as a director of Facebook since June 2012. She has been a Director of the Company since March 2010.

Ms. Sandberg contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience at Google, Facebook, McKinsey & Company and in government service. At Facebook, Ms. Sandberg oversees Facebook’s business operations, including sales, marketing, business development, legal, human resources, public policy and communications, and at Google she was responsible for the development and management of Google’s online sales channels for advertising and publishing and operations for consumer products worldwide. At McKinsey, she advised businesses on growth strategies. In addition to her service in a senior position at the United States Treasury, Ms. Sandberg served at the World Bank. As a result of this experience, Ms. Sandberg brings to our Board expertise in the online world, considerable knowledge of international finance and business and a deep understanding of consumer behavior.

Orin C. Smith, 70, is retired and was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. Mr. Smith has been a director of Nike, Inc. since 2004 and served on the Board of Washington Mutual, Inc. from 2005 to March 2012. He also serves on the Board of Directors of Conservation International and the University of Washington Board of Regents and is Chairman of the Starbucks Foundation Board. Mr. Smith has been a Director of the Company since 2006 and has served as independent Lead Director since March 2012.

Mr. Smith contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience at Starbucks, Deloitte & Touche, his other public company board experience and his service on not for profit boards. At Starbucks, Mr. Smith was first responsible for the financial function and then, as president, chief operating officer, chief executive officer and a member of the board of directors, for all aspects of managing and leading Starbucks’ business offering branded products and services worldwide. Through his service on the board of Conservation International, Mr. Smith has experience with a range of environmental and sustainability issues. As a result of this experience, Mr. Smith brings to our Board practical knowledge of management and leadership of complex worldwide consumer products businesses, expertise in financial matters and insights into international labor standards, environmental, sustainability and other corporate responsibility issues.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	57

Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending September 28, 2013. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2012 are described under “Audit-Related Matters — Auditor Fees and Services,” above.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2013.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Approval of Terms of the Amended and Restated 2002 Executive Performance Plan, as Amended

The Amended and Restated 2002 Executive Performance Plan (the 2002 Plan) is structured to satisfy the requirement for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations and thus preserves the Company’s ability to deduct the compensation awarded under the plan. Applicable IRS regulations require shareholder approval of terms of the 2002 Plan no less than every five years. The Company’s shareholders approved the 2002 Plan in 2002, 2007, 2008 and 2009. We are seeking approval of the 2002 Plan at this time, with the amendments noted below, to ensure that compensation within the parameters of the 2002 Plan remains deductible for the foreseeable future for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The Board of Directors has approved the 2002 Plan as amended.

Bonuses awarded under the 2002 Plan as currently in effect will be deductible if the aggregate amount of bonuses awarded in one year to all executives covered by the 2002 Plan does not exceed $55 million and the amount awarded to any one executive officer does not exceed $27.5 million. Section 162(m) does not, however, require both an aggregate and individual limit and the Board has determined that eliminating an aggregate limit while retaining individual limits would afford the Company needed flexibility to appoint additional covered executives, such as a chief operating officer or president. To achieve that flexibility, the Board proposes to amend the 2002 Plan to eliminate the aggregate limit, maintain the current individual limit of $27.5 million for only the chief executive officer, executive chairman, president and chief operating officer, and to limit awards to all other covered executives to $10 million. These individual limits are well within the range of limits imposed by Section 162(m) plans of the Media Industry Peers listed on page 21 of this proxy statement, none of which have aggregate limits. It should be emphasized that these individual limits are included in the 2002 Plan for the tax-related purpose of assuring compliance with Section 162(m) of the Internal Revenue Code and hence maintaining deductibility. The authorization limits do not create target bonuses for any individual or commit the Company to any particular level of bonus.

Items to Be Voted On

Accordingly, the Board of Directors recommends that shareholders approve the terms of the 2002 Plan as amended. The affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the terms of the 2002 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under “Information About Voting and the Meeting — Voting”) will not be considered entitled to vote on this item, and therefore will not be counted in determining the number of shares necessary for approval.

The material terms of the 2002 Plan as proposed to be amended are described below, and the 2002 Plan as proposed to be amended is attached as Annex A to this proxy statement.

Eligibility. The 2002 Plan is available for performance awards made to key employees (including any officer) of the Company who are (or in the opinion of the Compensation Committee may during the performance period covered by an award become) a “covered employee” for purposes of Section 162(m). A “covered employee” generally includes the corporation’s chief executive officer and up to three other executive officers other than the chief financial officer who are among the five most highly compensated executive officers of the Company.

Business Criteria. The Compensation Committee administers the 2002 Plan and is charged with the responsibility for establishing specific targets for each participant in the 2002 Plan that will, if achieved, allow for deductibility. Concurrently with the selection of these targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. The targets may be based on one or more of the following business criteria (which are defined in the 2002 Plan), or on any combination of them, on a consolidated basis, subject to adjustment as described below:

  Net income
  Return on equity
  Return on assets
  Earnings per share (diluted)
  Cash flow
  Aggregate segment operating margin
  Financial statement objectives (including revenues)
  EBITDA (net income before net interest, income taxes, and depreciation and amortization expense)
  Total shareholder return

The targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m). The measurement period can be as short as one fiscal year but can also be more than one fiscal year.

With respect to certain criteria, the 2002 Plan generally requires that adjustments be made when determining whether the applicable targets have been met so as to eliminate, in whole or in part, in any manner specified by the Committee at the time the targets are established, the gain, loss, income and/or expense resulting from the following items:

(1)	changes in accounting principles that become effective during the performance period;
(2)	extraordinary, unusual or infrequently occurring events reported in the Company’s public filings; and
(3)	the disposition of a business, in whole or in part.

The Committee may, however, provide at the time the targets are established that one or more of these adjustments will not be made as to a specific award or awards. In addition, the Committee may determine at the time the targets are established that other adjustments will be made under the selected business criteria and applicable targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:

(a)	gain or loss from all or certain claims and/or litigation and insurance recoveries;
(b)	the impact of impairment of tangible or intangible assets;
(c)	restructuring activities reported in the Company’s public filings; and
(d)	the impact of investments or acquisitions.

Each of the adjustments described in this paragraph may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Committee at the time the performance targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. Finally, adjustments will be made as necessary to any criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.

The Compensation Committee has established targets for determining deductibility for fiscal 2013 based upon adjusted net income.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	59

Maximums. Under the 2002 Plan as proposed to be amended, the maximum bonus for any single officer is $10 million, except that the maximum for an officer who is executive chairman, chief executive officer, president or chief operating officer is $27.5 million.

The Compensation Committee has the discretion to pay less than the maximum amount otherwise payable based on individual performance or other criteria the Committee determines appropriate. Annual bonuses are paid following the close of the fiscal year to which they relate, subject to certification by the Compensation Committee that the applicable criteria have been satisfied in whole or in part.

The maximum number of shares of restricted stock or restricted stock units that may be granted to any one participant under the 2002 Plan is 2.0 million in any year, subject to stock splits and certain other changes in corporate capitalization.

Amendment. The 2002 Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Compensation Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).

Awards Under the 2002 Plan. The amount of annual bonuses to be paid and the amount of restricted stock or restricted stock units to be awarded in the future to the Company’s current and future executive officers under the 2002 Plan cannot be determined at this time, as actual amounts will be based on the discretion of the Compensation Committee in determining the awards and actual performance. The annual bonuses and restricted stock units awarded under the 2002 Plan with respect to fiscal 2012 to the five most highly compensated executive officers currently eligible under the 2002 Plan are set forth in the Summary Compensation Table and the Fiscal 2012 Grants of Plan Based Awards table, respectively. The annual bonuses and restricted stock units awarded under the 2002 Plan with respect to fiscal 2012 to all executive officers as a group were $27,242,000 and 372,030 units (having a grant date fair value of $16,965,272), respectively. Due to the performance test associated with a portion of the RSUs, the actual number of shares vesting could be different than the number awarded in 2012.

The Board recommends that shareholders vote “FOR” approval of the amended terms of the 2002 Plan.

Advisory Vote on Executive Compensation

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).

The compensation of our executive officers is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation. The design of our compensation program is detailed in the Compensation Discussion and Analysis section of this proxy statement, and the decisions made by the Compensation Committee under that program for fiscal 2012 are summarized in the Proxy Statement Summary beginning on page 1 and described in detail in Compensation Discussion and Analysis beginning on page 19. Shareholders should read these sections before deciding how to vote on this proposal.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described under “Information About Voting and the Meeting — Voting”) are not entitled to vote on these proposals and will not be counted in evaluating the results of the vote.

The Board of Directors recommends a vote FOR advisory approval of the resolution set forth above.

Items to Be Voted On

Shareholder Proposals

The Company has been notified that two shareholders of the Company intend to present proposals for consideration at the annual meeting. The shareholders making these proposals have presented the proposals and supporting statements set forth below, and we are presenting the proposals and the supporting statements as they were submitted to us. While we take issue with certain of the statements contained in the proposals and the supporting statements, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree. The address and stock ownership of the proponents will be furnished by the Company’s Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on the proposal will be required for approval of the proposals. Abstentions will be counted as represented and entitled to vote and will have the effect of a negative vote on the proposals. Broker non-votes (as described under “Information About Voting and the Meeting — Voting”) will not be considered entitled to vote on these proposals and will not be counted in determining the number of shares necessary for approval of the proposal.

Proposal 1 – Proxy Access

Legal & General Investment Management, on behalf of its client Hermes Equity Ownership Services, has notified the Company that it intends to present the following proposal for consideration at the annual meeting:

RESOLVED: The shareholders of The Walt Disney Company (“Disney”) ask the board of directors to adopt a “proxy access” bylaw under which Disney shall include in any proxy materials prepared for a shareholder meeting at which directors are to be elected the name, the Disclosure and the Statement (as defined herein) of any person nominated for election to the board of directors by a shareholder or group thereof (the “Nominator”) that meets the criteria set out below, and Disney shall allow shareholders to vote on such nominee on Disney’s proxy card. The number of shareholder-nominated candidates in proxy materials shall not exceed 20% of the number of directors then serving. This bylaw should provide that a Nominator must:

     (a) have beneficially owned 3% or more of Disney’s outstanding common stock continuously for at least three years before submitting the nomination;
     (b) give Disney written notice within the time period identified in Disney’s bylaws of information that the bylaws and rules of the Securities & Exchange Commission require about (i) the nominee, including his or her consent to being named in the proxy materials and to serving, if elected; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and
     (c) certify that (i) it will assume liability stemming from any legal violation arising out of its communications with Disney shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws if it uses soliciting material other than Disney’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Disney.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board of directors shall adopt procedures for timely resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaws and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the 20% limit.

SUPPORTING STATEMENT: We question whether certain aspects of Disney’s corporate governance provides appropriate accountability to shareholders and believe that Disney should adopt “proxy access” whereby shareholders can more easily promote independent candidates for the board. Some of the reasons we advocate this option include:

  The Board’s recent decision to re-combine the roles of CEO and Chairman notwithstanding the Board’s 2004 decision to split the two positions following a strong “no” vote by shareholders against Michael Eisner.
  Continued shareholder concerns about executive pay, witness last year’s 43% vote against Disney’s compensation practices, up from 2011.
  The Board can amend the bylaws without shareholder approval, while shareholders must obtain a majority of outstanding shares to amend the bylaws.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	61

Shareholders adopted similar proposals at several companies last year, and Hewlett-Packard this year is introducing a management proposal urging shareholders to vote for this reform. We recommend you vote “FOR” this proposal.

Board Recommendation

The Board recommends that you vote against this proposal because it advances a solution for a problem that does not exist at the Company, ignores the effective voice shareholders already have, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process. In the end, proxy access will only interfere with the Board’s ability to serve the long-term interest of all shareholders.

The Proposal is a solution in search of a problem that does not exist at this Company

The fundamental premise of the proposal is that accountability to shareholders may be lacking at the Company and that the proposed remedial measures are required to remedy that situation. But the Board believes that premise is simply not true. There is no lack of independent representation of shareholders on the Board. Indeed, today, ninety percent of the Board is made up of independent Directors.

Nor can it be credibly maintained that shareholders lack access to make their views known to such Directors. The Company’s Bylaws and Corporate Governance Guidelines, and the Board’s practices, already incorporate many measures that the Board believes afford shareholders input on matters important to them. And established statutory and regulatory rules governing the Company and the proxy process only add other avenues of input and promote consideration of shareholder views. The measures include:

  A means for communicating directly with independent Directors (as described on pages 14 to 15 of this Proxy Statement)
  Review of correspondence from shareholders on matters relating to the business of the Board at regular meetings of the Governance and Nominating Committee
  An independent Lead Director whose duties include availability for consultation and direct communication with major shareholders (see page 10 of this proxy statement)
  Procedures for shareholders to propose Board nominees to the Governance and Nominating Committee, which the Committee considers on the same basis as proposed nominees from other sources
  Bylaws allowing shareholders to directly nominate candidates for the Board of Directors
  The opportunity for shareholders to solicit proxies for their nominees
  Shareholder proposal mechanisms under the Company’s bylaws and under proxy rules
  An annual advisory vote on executive compensation

Nor could it be credibly maintained that these tools have been ineffective to promote change. To the contrary, our shareholders have employed many of the measures described above to solicit Board action in recent years, and the Board has consistently responded to that input by taking actions in the best interest of all shareholders:

  In 1999, the Board declassified elections for Directors; each Director has stood for election annually since that time.
  In 2007, in response to a shareholder proposal, the Board adopted majority voting in uncontested Director elections, requiring Directors who fail to receive a majority of favorable votes to submit their resignation.
  In response to recent shareholder proposals (some before they were formally submitted), the Board and its Committees:
  adopted a Bylaw imposing conditions on the repurchase of shares from significant shareholders;
  adopted a Bylaw requiring either a shareholder vote or annual board review of any shareholder rights plans;
  eliminated certain benefits payable to survivors of executives following the executive’s death; and
  adopted annual disclosure of the Company’s political contributions.
  The Compensation Committee has responded to last year’s advisory vote on executive compensation with the extensive engagement and responsive measures described on pages 1 to 6 and 19 to 36 of this proxy statement.

The proponent suggests that the Board’s carefully considered decision to elect Mr. Iger Chairman somehow indicates the Board is not responsive to the interests of shareholders. But the Board elected Mr. Iger Chairman precisely because it determined that doing so was in the best interest of shareholders, for the reasons reiterated on pages 9 to 10 of this proxy statement. In addition, taking into account evolving best practices on the role of an independent Lead Director, the Board increased the responsibilities of the independent Lead Director in connection with the decision to elect Mr. Iger as Chairman. Also misplaced is the proponent’s suggestion that the voting requirements for Bylaw amendments are evidence that the Board is not responsive to shareholder interests. In fact, in response to a shareholder proposal, the Board recently lowered the required vote for Bylaw amendments.

Items to Be Voted On

The Proposal interferes with effective corporate governance

Wholly apart from being unneeded at this Company, the Board believes that the proposal carries with it consequences that would be affirmatively harmful in the absence of any such demonstrated need. There are four that bear mention.

Expense and Distraction. Proxy access sets up a procedure that facilitates proxy contests that can be expensive and disruptive, and creates an uneven playing field in which the Company bears substantial expense while the shareholder nominee need expend little resources to promote its candidacy. The Company already bears the expense of filing and distributing proxy materials which would contain the shareholder nominee, and the Board is likely to feel compelled to undertake an additional and expensive campaign to inform shareholders of the reasons the shareholder nominee should not be elected. It is worth noting that the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

In the absence of proxy access, the playing field is leveled, as the shareholder nominee would similarly need to undertake the expense of soliciting proxies on the nominee’s behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason why shareholders holding 3% of the outstanding shares of the Company (which at today’s share price would constitute over $2.5 billion worth of shares) should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies.

Influence of Special Interests. Proxy access allows a shareholder (such as a labor union fund or public pension fund) with a special interest to use the proxy process to promote a specific agenda rather than the interests of all shareholders, creating the very real risk of politicizing the Board election process at virtually no cost to the proponent. The nomination of a candidate through the proxy access proposal would convert each such Board election into a contested contest in which the proposed Director nominee would only need to win on a plurality basis to be elected. Given this intersection between proxy access and plurality voting, at little or no cost to itself, a shareholder with an agenda to promote a narrow based interest need only gain the support of a limited number of shareholders who sympathize with that interest (or with an issue the shareholder sets up as a surrogate for its true underlying interest) to create a potentially destabilizing circumstance for the governance of the Company by nominating a candidate irrespective of whether they expect that candidate to win election to the Board. This is not in the best interests of shareholders as a whole. Indeed, the Circuit Court, in striking down the proxy access rule, cited the SEC’s failure to assess the risk of giving a new tool to special interests. To be sure, such a risk exists today under existing proxy rules. But history has shown that the associated expense that the challenger must bear serves as an important filter to limit such challenges to instances where there are significant enough underlying governance issues to warrant the challenge. The proposal would eliminate any such constraint.

Bypassing Current Protections. Proxy access would bypass the Board’s current process for identifying, screening and selecting Directors who meet the Board’s (and regulatory) independence requirements, eligibility requirements and experience profiles. To function optimally, any board should be comprised of directors with the set of complimentary skills and experiences needed to provide the appropriate oversight role for their company in light of the company’s strategic priorities and the scope and complexity of the company’s business. Boards also must carefully review the independence of potential nominees, which for the Company is a complex undertaking in light of the broad scope of the Company’s business and the resulting risk that nominees, their family members or affiliated entities may do business with the Company. To achieve these ends the Board has established the current process for nominating Directors (as described on pages 12 to 13 of this proxy statement).

The Governance and Nominating Committee considers potential nominees identified by shareholders using the same criteria and process it uses for nominees identified by others. Proxy access bypasses this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board or who may fail to contribute to the mix of needed perspectives.

Board Disruption. The election of a shareholder nominee, particularly one representing a narrow interest, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of shareholders. A Director that does not fit into the mix of skills and experience the Board seeks would at best fail to contribute to the work of the Board and would at worst create tensions that disrupt the effective functioning of the Board, particularly if the Director advocates for narrow interests that are not shared by all shareholders.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	63

Moreover, a Director elected by one shareholder group in one year may face successful opposition from a Director nominated by another shareholder group in a subsequent year, setting up ongoing instability on the Board. Our Company’s success in recent years has grown out of its consistent application of a successful strategy for long-term value creation. Disruption of the Board’s functioning could disrupt the ongoing pursuit of this successful strategy, and put shareholder value at risk.

*   *   *   *

The Board believes that the current measures the Company employs for the nomination and election of Directors have led to a Board that is responsive to shareholder input and consistently promotes a strategy of long-term value creation. There is no need to adopt a procedure that provides no additional benefit and creates a set of otherwise highly undesirable consequences.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and if the proposal is presented your proxy will be voted against this proposal unless you specify otherwise.

Proposal 2 – Future Separation of Chairman and Chief Executive Officer

Connecticut Retirement Plans and Trust Funds has notified the Company that it intends to present the following proposal for consideration at the annual meeting:

WHEREAS: In March 2004, the Board of Directors (the “Board”) of The Walt Disney Company (“Disney” or the “Company”) determined that it was in the best interest of the Company that the position of Chairman of the Board be held by a board member other than the Chief Executive Officer, and named George Mitchell board chair;

WHEREAS: In 2005, the Board revised its corporate governance guidelines regarding the position of Chairman of the Board;

WHEREAS: The guidelines currently state that:

The Chairman of the Board shall be an independent director unless the Board concludes that the best interests of shareholders would be otherwise better served;

WHEREAS: When George Mitchell retired from the Board in 2007, the board named independent board member John Pepper as Board Chair;

WHEREAS: In the fall of 2011 the Board decided it would be in the best interests of shareholders to name CEO Robert Iger as Board Chair when then Chair John Pepper retired at the 2012 annual meeting, and further, to contractually obligate the Company to retain Mr. Iger in that position until June 30, 2016;

WHEREAS: We believe that the role of the Chief Executive Officer and management is to run the business of the company and the role of the board of directors is to oversee management. We believe given these different roles and responsibilities, leadership of the board should be separate from leadership of management;

WHEREAS: We believe that it is in the best interests of the Company that the Chairman of the Board be an independent director, and not serve as CEO, except in extraordinary circumstances;

WHEREAS: We do not believe that Disney now confronts extraordinary circumstances with regard to the position of Board Chairman. Our company has thrived under the joint leadership of Robert Iger and independent Chair George Mitchell;

NOW THEREFORE BE IT RESOLVED: That Disney shareholders urge the Board to amend the Corporate Governance Guidelines to state that the CEO should only hold the position of Board Chairman in extraordinary circumstances, as determined by the Board in its sole discretion, and to limit the time of such service to no more than six months. Compliance with this guideline should be excused if no independent director is willing to serve as Chairman. This policy shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.

Items to Be Voted On

Board Recommendation

The Board recommends that you vote against this proposal because it seeks to replace the current, clear and workable standard for electing a Chairman with a vague and unworkable standard. The proponent’s suggestion that the current standard led to a poor decision to elect Mr. Iger Chairman is unfounded.

The current Corporate Governance Guideline on
Chairman selection is clear as to process and defines
Board discretion using a well settled standard.

The Company’s Corporate Governance Guidelines currently provide:

The Chairman of the Board shall be an independent director unless the Board concludes that the best interests of shareholders would be otherwise better served. In such circumstances the Board shall (a) provide a written statement in its next proxy materials discussing why the different arrangement is in the best interests of shareholders, and (b) designate one independent Director to serve as Lead Director, with the duties and responsibilities described below.

The Guidelines express a preference for an independent Chairman and hold the Board to a “best interests of shareholders” standard if it were to choose otherwise. That standard is based on well-established fiduciary principles, has a long and robust history of judicial interpretation and is well understood by shareholders and directors alike. Indeed, it is the standard to which the Board is held with respect to every other decision it makes. The standard thus gives the Board clear guidance for making leadership decisions and the requirement for a written statement of reasons gives shareholders the opportunity to review and evaluate the basis for the decision. Because the statement is included in the proxy statement, shareholders can evaluate the decision and its basis in the context of the next election of Directors.

In short, the Guidelines set a clear standard for electing a Chairman that is not independent, require that shareholders be informed of the reason for doing so, and ensure that independent leadership of the Board is maintained.

The proposal’s “extraordinary circumstances” standard is vague and unworkable.

The proposal asks that the Guidelines be amended to provide that the chief executive officer “should only hold the position of Board Chairman in extraordinary circumstances.” Whether this language is supposed to replace or be added to the current language, it will do nothing but confuse what is now clear.

The phrase “extraordinary circumstances” has none of the legal history or interpretive guidance that informs the meaning of “best interests of shareholders.” There is no way to determine what type of circumstances would be deemed “extraordinary.” While the proposal permits the Board to determine the meaning of “extraordinary circumstances” in its sole discretion, that does not make the standard any clearer, and it does not prevent those who might disagree with the decision from claiming that Directors erred in exercising their discretion.

If the use of the phrase “extraordinary circumstances” does anything, it confounds the ability of Directors to fulfill their legal duty to act in the best interest of shareholders. By substituting “extraordinary circumstances” for (or adding it to) the current standard, the proposal suggests that circumstances may exist where the best interests of shareholders dictate election of a non-independent Chairman, but the absence of extraordinary circumstances prevents Directors from doing so. The only way to reconcile the proposed standard with the legal duty that Directors would otherwise have is to conclude that “best interest of the shareholders” and “extraordinary circumstances” are one in the same, rendering the proposed change meaningless.

The proposal specifies that the chief executive officer’s service as chairman be limited to six months. This is also in tension with the Board’s established legal duties. If the Board determines that the best interests of shareholders require a non-independent Chairman for more than six months, the Board cannot comply with both the six-month limitation and its obligation to act in the best interest of shareholders. Indeed, this was precisely the situation faced by the Board in electing Mr. Iger Chairman. The Board determined that the best interest of shareholders was served by setting up a succession procedure that called for Mr. Iger serving as Chairman through the beginning of the next chief executive officer’s term. The proposed six-month limitation would have prevented the Board from adopting a course that it determined was in shareholders’ best interests.

The Board’s recent decision to elect Mr. Iger Chairman
was in the best interest of shareholders.

At base, the proponent simply disagrees that the Board’s recent decision to appoint Mr. Iger Chairman was in the best interests of shareholders. But the proposal to change the standard prospectively, after the term of Mr. Iger’s current contract, does nothing to address the Board’s judgment in this case.

The Board articulated its basis for concluding that Mr. Iger’s election as Chairman was in the best interest of shareholders at the time the decision was made

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	65

and in last year’s proxy statement and has repeated it again at pages 9 to 10 of this proxy statement. While the proponent appears to disagree with the decision, it does not address – or even acknowledge – the rationale provided by the Board. It merely states its belief that “extraordinary circumstances” did not exist, without any support for the assertion. Indeed, with all due respect to the Proponent’s position on this, it is out of step with the mainstream of governance practices in large United States companies today. Recent studies have shown that only 11% of the largest 100 companies and only 23% of all S&P 500 companies have truly independent chairs.

Finally, in suggesting that Chair-CEO separation is almost always necessary for appropriate Board functioning, the proposal ignores the role our Guidelines give to an independent Lead Director. The responsibilities of the independent Lead Director include: presiding over meetings of independent Directors; communicating with the Chief Executive Officer on behalf of the independent Directors; approving meeting agendas and information sent to the Board; and leading the Board’s evaluation of the Chief Executive Officer. The duties of the independent Lead Director – a role the proponent does not even acknowledge – fully meet the need for independent leadership where appropriate.

*     *     *     *

The Company’s Corporate Governance Guidelines contain a clear and workable standard and process for determining when the role of Chairman and Chief Executive Officer should be combined, and the Board has properly applied that standard. The proposal would only add unneeded and undesirable confusion to Board decision-making.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and if the proposal is presented your proxy will be voted against this proposal unless you specify otherwise.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and Company Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to the Company prior to December 14, 2012. However, if any other question that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Information About Voting and the Meeting

Shares Outstanding

Shareholders owning Disney common stock at the close of business on January 7, 2013, (the record date) may vote at the 2013 Annual Meeting and any postponements or adjournments of the meeting. On that date, 1,799,523,890 shares of common stock were outstanding. Each share is entitled to one vote on each matter considered at the meeting.

Voting

How to Vote. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

  To vote by Internet, go to www.ProxyVote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.
  To vote by telephone, registered shareholders should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or notice.
  If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
1)	by internet: www.ProxyVote.com
2)	by Phone: 1-800-579-1639
3)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

Deadline for Voting. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on March 5, 2013. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Proxies Submitted but not Voted. If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Directors,” FOR the ratification of the appointment of the independent registered public accountants, FOR approval of the terms of the Amended and Restated 2002 Performance Plan as amended, FOR the advisory vote on executive compensation and AGAINST each of the shareholder proposals.

Revocation of Proxies. You may revoke your proxy and change your vote at any time before the close of balloting at the Annual Meeting by submitting a written notice to the Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

Confirmation of Voting. Beginning February 19, 2013 through May 6, 2013, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the 12 digit number (located on your notice or proxy card). If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

Plan Participants. If you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of common stock you hold in the plan as of the record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you hold shares other than through these plans and you vote electronically, voting instructions you give with respect to your other shares will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call 1-855-449-0994.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	67

The trustee will vote your shares in accordance with your duly executed instructions received by March 1, 2013. If you do not send instructions, an independent fiduciary has been selected to determine how to vote all shares for which the trustee does not receive timely instructions from participants. You may revoke previously given voting instructions by March 1, 2013, by either revising your instructions on line or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Broker Voting. Under New York Stock Exchange Rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of Directors, the approval of the 2002 Plan as amended, the advisory vote on executive compensation and the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors, the approval of the 2002 Plan as amended, the advisory vote on executive compensation and the shareholder proposals.

Results of Voting. We will post preliminary results of voting at the meeting on our Investor Relations website promptly after the meeting and file results with the Securities and Exchange Commission as required by applicable rules.

Attendance at the Meeting

If you plan to attend the meeting, you must be a holder of Company shares as of the Record Date of January 7, 2013, and request an admission ticket in advance. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. You may request tickets by:

  visiting www.proxyvote.com and following the instructions provided (you will need the 12 digit number included on your proxy card, voter instruction form or notice);
  sending an e-mail to the Shareholder Services department at Corp.Shareholder.Services@Disney.com providing the name under which you hold shares of record or the evidence described below of your beneficial ownership of shares and whether you are requesting one or two tickets;
  sending a fax to (818) 553-7210 providing the name under which you hold shares of record or the evidence described below of your beneficial ownership of shares and whether you are requesting one or two tickets;
  calling Shareholder Services at (818) 553-7200 and following the instructions provided; or
  sending a request by mail to Shareholder Services, The Walt Disney Company, 500 S. Buena Vista St., MC 9722, Burbank, CA 91521 providing the name under which you hold shares of record or the evidence described below of your beneficial ownership of shares and whether you are requesting one or two tickets.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to send a written request for a ticket either by regular mail, fax or e-mail, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than March 1, 2013. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check point before being granted access to the meeting.

You can obtain directions to the meeting by visiting www.disney.com/annualmeeting2013 or by calling Shareholder Services at (818) 553-7200.

Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission and review of shareholders of record, the Company has determined that the following person holds more than 5% of the outstanding shares of Disney common stock.

Name and		Percent
Address of Beneficial Owner	Shares	of Class
Laurene Powell Jobs Trust*	130,844,544	7.3%
c/o Howson & Simon LLP
101 Ygnacio Valley Road
Walnut Creek, CA 94596

*	Shares are held in trusts for the benefit of the sole trustee of the beneficial owner and family members of the sole trustee of the beneficial owner.

The following table shows the amount of Disney common stock beneficially owned (unless otherwise indicated) by our current Directors, nominees and named executive officers and by Directors, nominees and executive officers as a group. Except as otherwise indicated, all information is as of January 7, 2013.

			Shares
			Acquirable	Percent
		Stock	Within	of
Name	Shares[1,2]	Units[3]	60 Days[4]	Class
Susan E. Arnold	11,306	13,592	20,967	*
Alan N. Braverman	288,940	—	414,949	*
John S. Chen	22,550	20,374	44,967	*
Judith L. Estrin	57,577	7,167	50,967	*
Robert A. Iger	1,012,417	—	2,561,971	*
Fred H. Langhammer	35,403	21,308	19,197	*
Aylwin B. Lewis	17,846	22,519	44,967	*
Monica C. Lozano	20,199	29,560	50,967	*
Robert W. Matschullat	17,303	38,929	38,967	*
Kevin A. Mayer	65	—	170,853	*
M. Jayne Parker	15,115	—	129,926	*
James A. Rasulo	84,178	—	590,186	*
Sheryl Sandberg	2,387	10,743	—	*
Orin C. Smith	15,951	7,167	32,967	*
All Directors and executive officers as a group (15 persons)	1,666,996	171,359	4,350,299	*

*	Less than 1% of outstanding shares.
[1]	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Some Directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as indicated below:

  Mr. Chen – 1,377 shares held for the benefit of children;
  Ms. Estrin – 6,000 shares held in trust;
  Mr. Iger – 156 shares held by spouse;
  Ms. Lozano – 57 shares held for the benefit of a child; and
  Mr. Mayer – 65 shares held for the benefit of members of his family.

All Directors and executive officers as a group disclaim beneficial ownership of a total of 7,655 shares.
[2]	For executive officers, the number of shares listed includes interests in shares held in Company savings and investment plans as of January 7, 2013: Mr. Iger—18,727 shares; Mr. Rasulo—22,531 shares; Mr. Braverman—9,879 shares; Ms. Parker—12,800 shares; and all executive officers as a group—67,108 shares.
[3]	Reflects the number of stock units credited as of January 7, 2013 to the account of each non-employee Director participating in the Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan. These units are payable solely in shares of Company common stock as described under “Director Compensation,” but do not have current voting or investment power. Excludes unvested restricted stock units awarded to executives under the Company’s Amended and Restated 2002 Executive Performance Plan which vest on a performance basis and other restricted stock units awarded to executives that have not vested under their vesting schedules.
[4]	Reflects the number of shares that could be purchased by exercise of options exercisable at January 7, 2013, or within 60 days thereafter under the Company’s stock option plans and the number of shares underlying restricted stock units that are not subject to outstanding performance conditions and vest within 60 days of January 7, 2013.
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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	69

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our Directors and executive officers complied during fiscal 2012 with the reporting requirements of Section 16(a)

of the Securities Exchange Act of 1934, except that Ms. Parker, Mr. Rasulo and Brent Woodford each filed a report approximately one week late with respect to one transaction because of an error in notification of the vesting of an equity award.

Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on the Company’s website at www.disney.com/investors. On January 18, 2013, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.disney.com/investors. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” shareholders who wish to elect one of these options may also do so at www.disney.com/investors.

Mailings to Multiple Shareholders at the Same Address

The Company is required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, the Company or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the box labeled “No” next to “Householding Election” on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to The Walt Disney Company, Shareholder Services, 500 South Buena Vista Street, MC 9722, Burbank, California 91521, or by calling Shareholder Services at (818) 553-7200 and we will promptly deliver additional materials as requested.

Other Information

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained Phoenix Advisory Partners, LLC, 110 Wall Street, New York, New York 10005, to aid in the solicitation. For these and related advisory services, we will pay Phoenix a fee of $35,000 and reimburse each of them for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	71

A	Annex A - Amended and Restated 2002 Executive Performance Plan

Section 1. Purpose of Plan
     The purpose of the Plan is to promote the success of the Company by providing participating executives with incentive compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Section 2. Definitions and Terms
     2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business.

     2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

     “Adjusted Aggregate Segment Operating Margin” with respect to any Performance Period means Aggregate Segment Operating Margin, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted Cash Flow” with respect to any Performance Period means Cash Flow, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted EBITDA” with respect to any Performance Period means EBITDA, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted EPS” with respect to any Performance Period means EPS, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted Financial Statement Objectives” with respect to any Performance Period means Financial Statement Objectives, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted Net Income” with respect to any Performance Period means Net Income, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted Return on Assets” with respect to any Performance Period means Return on Assets, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Adjusted Return on Equity” with respect to any Performance Period means Return on Equity, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	A-1

     “Aggregate Segment Operating Margin” with respect to any Performance Period means the aggregate of all segment operating income divided by the aggregate of all segment revenues, as reported in the Company’s consolidated financial statements for the applicable Performance Period.

     “Award” means an award under this Plan of a conditional opportunity to receive a Bonus if the applicable Performance Target(s) is (are) satisfied in the applicable Performance Period, or an award of Restricted Stock or Restricted Units the vesting of which will occur if the applicable Performance Target(s) is (are) satisfied in the applicable Performance Period.

     “Bonus” means a cash payment or a cash payment opportunity under the Plan, as the context requires. Bonus shall also include any Award in respect of which the final payment amount is determined based on a dollar amount, but the ultimate form of payment is in shares in accordance with Section 4.10. Notwithstanding the immediately preceding sentence, Bonus shall exclude any award of Restricted Stock or Restricted Units made pursuant to Section 5 hereof.

     “Business Criteria” means any one or any combination of Adjusted Aggregate Segment Operating Margin, Adjusted Cash Flow, Adjusted EBITDA, Adjusted EPS, Adjusted Financial Statement Objectives, Adjusted Net Income, Adjusted Return on Assets, Adjusted Return on Equity, Aggregate Segment Operating Margin, Cash Flow, EBITDA, EPS, Financial Statement Objectives, Net Income, Return on Assets, Return on Equity and Total Shareholder Return.

     “Cash Flow” with respect to any Performance Period means either operating cash flow, as reported in the Company’s consolidated financial statements related to the applicable Performance Period, or operating cash flow less investment in parks, resorts and other property, as specified by the Committee at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Committee” means the Compensation Committee of the Company’s Board of Directors or such other Committee as from time to time the Board of Directors may designate to administer the Plan in accordance with Section 3.1 and Section 162(m).

     “Company” means The Walt Disney Company, a Delaware corporation.

     “EBITDA” with respect to any Performance Period means Net Income before net interest, income tax, and depreciation and amortization expense, as reported in the Company’s consolidated financial statements related to the applicable Performance Period.

     “EPS” with respect to any Performance Period means diluted earnings per share of the Company, as reported in the Company’s consolidated financial statements related to the applicable Performance Period.

     “Executive” means a key employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) a “covered employee” for purposes of Section 162(m).

     “Financial Statement Objectives” with respect to any Performance Period means a positive change in (A) one or more line items of the Company’s balance sheet or income statement (including revenues), in each case as specified by the Committee at the time Business Criteria and Performance Target(s) are established for the applicable Performance Period from (B) the corresponding line item or items of the Company’s balance sheet or income statement, as applicable, for the Year or Years or Performance Period immediately prior to the commencement of the applicable Performance Period, in each case as reported in the Company’s consolidated financial statements for the relevant period.

     “Net Income” with respect to any Performance Period means the consolidated net income of the Company, as reported in the consolidated financial statements of the Company related to the applicable Performance Period.

Annex A - Amended and Restated 2002 Executive Performance Plan

     “Participant” means an Executive selected to participate in the Plan by the Committee.

     “Performance Period” means the Year or Years (or portions thereof) with respect to which the Performance Targets are set by the Committee.

     “Performance Target(s)” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the applicable Performance Period in respect of any one or more of the Business Criteria.

     “Plan” means this Amended and Restated 2002 Executive Performance Plan, as amended from time to time.

     “Restricted Stock” means an Award of Shares under Section 5 that are nontransferable and subject to forfeiture conditions and other restrictions on ownership until specific vesting conditions established by the Committee under the Award are satisfied.

     “Restricted Unit” means an Award under Section 5 of notional units of measurement that are denominated in Shares, payable to the Participant in cash or in Shares upon the satisfaction of specific conditions established by the Committee under the Award.

     “Return on Assets” with respect to any Performance Period means Net Income divided by the average of the total assets of the Company for the Performance Period, as reported by the Company in its consolidated financial statements related to the applicable Performance Period.

     “Return on Equity” with respect to any Performance Period means Net Income divided by the average of the common shareholders equity of the Company for the Performance Period, as reported by the Company in its consolidated financial statements related to the applicable Performance Period.

     “Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

     “Section 409A” means Section 409A of the Code, and the regulations and any interpretative guidance promulgated thereunder, all as amended from time to time.

     “Shares” means shares of common stock of the Company or any securities or property, including rights into which the same may be converted by operation of law or otherwise.

     “Stock Plan” means the Company’s Amended and Restated 1995 Stock Incentive Plan or Amended and Restated 2005 Stock Incentive Plan, in each case as amended from time to time, or any other shareholder approved stock incentive plan of the Company.

     “Total Shareholder Return” with respect to any Performance Period means (i) the total return to shareholders of the Company or (ii) the average (which may be weighted or unweighted) of the total returns to shareholders in respect of any group of publicly traded companies (including the companies in any publicly reported index of publicly traded companies) as designated by the Committee, in each case determined on a consistent basis specified by the Committee at the time the Business Criteria and Performance Target(s) are established for the applicable Performance Period.

     “Year” means a fiscal year of the Company commencing on or after October 1, 2001.

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	A-3

Section 3. Administration of the Plan
     3.1 The Committee. The Plan shall be administered by a Committee consisting of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan who are “outside directors” within the meaning of Section 162(m).

     3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Awards under the Plan and, subject to the terms of the Plan, the amount or Shares under such Awards, and the time or times at which and the form and manner in which Awards will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

     3.3 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

     3.4 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m) and Section 409A, the Committee shall have the authority to accelerate payment of an Award (after the attainment of the applicable Performance Target(s)) that is not treated as deferred compensation subject to Section 409A and to waive restrictive conditions for an Award, in such circumstances as the Committee deems appropriate. In the case of any acceleration of an Award after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)). Any deferred payment shall also be subject to Section 4.9 and, if applicable, Section 4.10. In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Committee, and subject to such provision not causing the Award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally; provided, however, that to the extent any such award is deferred compensation subject to the provisions of Section 409A, no such acceleration shall occur unless it occurs pursuant to the terms of the Award as initially established (or as otherwise permitted under Section 409A) and the event upon which such acceleration occurs is a permissible distribution event under Section 409A.

Section 4. Bonus Awards
     4.1 Provision for Bonus. Each Participant may receive a Bonus if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained in the applicable Performance Period established by the Committee. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

     4.2 Selection of Performance Target(s). The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). The Performance Target(s) with respect to any Performance Period may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or on a relative basis with respect to any peer companies or index selected by the Committee. At the time the Performance Target(s) are selected,

Annex A - Amended and Restated 2002 Executive Performance Plan

the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 6.1 and 6.7. The objective formula or standard shall preclude the use of discretion to increase the amount of any Bonus earned pursuant to the terms of the Award.

     4.3 Maximum Annual Bonuses. Notwithstanding any other provision hereof, no Executive serving as the Company’s executive Chairman of the Board of Directors, Chief Executive Officer, President or Chief Operating Officer (whether or not also serving in any other capacity) shall receive a Bonus under the Plan for any one year in excess of $27.5 million and no other Executive shall receive a Bonus under the Plan for any one year in excess of $10 million. The foregoing limits shall be subject to adjustments consistent with Section 3.4 in the event of acceleration or deferral.

     4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

     4.5 Effect of Mid-Year Commencement of Service; Termination of Employment. To the extent compatible with Sections 4.2 and 6.7, if an Executive commences service as an employee after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant such Executive a Bonus that is proportionately adjusted based on the period of actual service during the Year; provided that the amount of any Bonus paid to such person shall not exceed that proportionate amount of the applicable maximum individual bonus that could have been payable under Section 4.3, with such pro-ration based on such person’s actual service as an employee during such Year. If during any Year an Executive is promoted to, or demoted from, a position such that the maximum bonus that would be applicable to such Executive under Section 4.3 would change as a result of such action, the amount of any Bonus paid to such person shall not exceed the sum of the proportionate amounts of the applicable maximum individual bonus that could have been payable for such Year under Section 4.3 in respect of the different positions, with such pro-ration based on the Executive’s period of service in the positions that establish a different applicable maximum bonus. In the event of the termination of employment of a Participant prior to the payment of a Bonus, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Awards or other written contract with the Company. Except as otherwise provided in this Section 4.5, the general rules of the Plan shall apply in determining the Bonus payable to any Executive who has a change in status during such Year.

     4.6 Adjustments. To preserve the intended incentives and benefits of an Award based on Adjusted Aggregate Segment Operating Margin, Adjusted Cash Flow, Adjusted EBITDA, Adjusted EPS, Adjusted Financial Statement Objectives, Adjusted Net Income, Adjusted Return on Assets or Adjusted Return on Equity, the Committee shall apply the objective formula or standard with respect to the applicable Performance Target in a manner that shall eliminate, in whole or in part, in such manner as is specified by the Committee, the effects of the following : (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported by the Company in its public filings with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, and (iii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part. The Committee may, however, provide at the time the Performance Targets are established that one or more of the foregoing adjustments will not be made as to a specific Award. In addition, the Committee may determine at the time the Performance Targets are established that other adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period: (a) gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation, (b) the impact of impairment of tangible or intangible assets, (c) the impact of restructuring activities, including but not limited to reductions in force, that are reported in the Company’s public filings covering the Performance Period and (d) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. Each of the adjustments described in this Section 4.6 may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Committee at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Business Criteria, Performance Targets or other features of an Award that relate to or are wholly or partially based

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The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	A-5

on the number of, or the value of, any Shares, to reflect a change in the Company’s capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization of the Company.

     4.7 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Sections 4.1 and 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. Except as provided in Section 3.4, the Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2, 4.3, 4.4 or 4.5 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

     4.8 Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied. Unless the Committee is otherwise prevented from doing so under circumstances where such a delay would be permitted under Section 409A, in the case of any award the payment of which is designed to be treated as a short-term deferral within the meaning of Section 409A of the Code, the Committee shall use its reasonable best commercial efforts to meet to consider certification of the attainment of the Performance Target(s) to permit the payment of any amount determined to be payable within the requisite period to qualify as such a short-term deferral.

     4.9 Time of Payment; Deferred Amounts. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.8, but in the case of any Bonuses designed not to be deferred compensation within the meaning of Section 409A of the Code, not later than the latest date at which such Bonuses would still qualify for the exemption from Section 409A applicable to short-term deferrals. Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date (including Shares or share equivalents as contemplated by Section 4.10) as the Committee may approve or require, subject to applicable withholding requirements and, if applicable, Section 4.10. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to compliance with Section 162(m) and the applicable provisions of Section 409A and to any prior written commitments and to any conditions consistent with Sections 3.4, 4.3, 4.10 and 6.7 that it deems appropriate), may defer the payout or vesting of any Bonus and/or provide to Participants the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan and as contemplated by Section 4.10. Any action by the Committee or any election made by an Executive to defer payment of any Bonus shall be made not later than the date(s) required to avoid the acceleration of income and the imposition of an additional rate of tax under Section 409A. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments (including Shares) such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s), unless the alternative deferred payment is otherwise exempt from the limitations under Section 162(m).

     4.10 Share Payouts of Bonus. Any Shares payable under a Bonus shall be pursuant to a combined Award under the Plan and the Stock Plan. The number of Shares or stock units (or similar deferred award representing a right to receive Shares) awarded in lieu of all or any portion of a Bonus shall be equal to the largest whole number of Shares which have an aggregate fair market value no greater than the amount of cash otherwise payable as of the date the cash payment of the Bonus would have been made. For this purpose, “fair market value” shall mean the average of the high and low prices of the Shares on such date. Any such Shares, stock units (or similar rights) shall thereafter be subject to adjustments for changes in corporate capitalization as provided in the Stock Plan. Dividend equivalent rights thereafter earned may be accrued and payable in additional stock units, cash or Shares or any combination

Annex A - Amended and Restated 2002 Executive Performance Plan

thereof, as determined by the Committee at or prior to the time at which an Executive attains a legally binding right to the underlying Award. Notwithstanding anything else in this Section 4.10 to the contrary, any election to defer the time at which any payment is made in respect of any Bonus shall be intended to satisfy the applicable requirements of Section 409A, including, but not limited to, the provisions related to the timing of initial deferral elections (including the special rules in respect of performance-based compensation) and any subsequent deferral elections.

Section 5. Restricted Stock and Units
     5.1. Awards. The Committee may grant Awards under the Plan in the form of Restricted Stock or Restricted Units, which shall become vested or payable based upon the achievement of Performance Target(s) established by the Committee and upon the continued employment of the Participant for such period or periods as the Committee shall specify. The selection of Participants, Business Criteria, Performance Targets and Performance Period and other terms and conditions of the Award shall be established and administered by the Committee on the same basis as provided for Bonus Awards under Section 4 hereof (other than Sections 4.3 and 4.4 hereof), except as the context otherwise requires. Any Shares subject to a Restricted Stock Award or distributed to a Participant under a Restricted Unit Award shall be pursuant to a combined Award under the Plan and Stock Plan, and shall be subject to adjustments for changes in corporate capitalization as provided in the Stock Plan. Unless otherwise provided by the Committee, any dividends, distributions and equivalent rights payable with respect to Restricted Stock or Restricted Units shall be subject to the same vesting or payment conditions established pursuant to the Award. Notwithstanding the fact that Performance Targets have been attained with respect to any Award in the form of Restricted Stock or Restricted Units, the Committee may reduce the amount vesting or payable, or eliminate vesting or payment, unless the Committee otherwise expressly provides by written contract or other written commitment.

     5.2 Maximum Awards. The maximum number of Shares or share units that may be subject to Restricted Stock and/or Restricted Units granted to any one Participant during any single Year shall be limited to 2,000,000 Shares, subject to adjustment to reflect changes in corporate capitalization in the same manner as provided in the Stock Plan. An Award of Restricted Stock or Restricted Units shall not affect the Participant’s maximum Bonus Award under Sections 4.3 and 4.4, and the provisions of Sections 4.3 and 4.4 shall not apply to Awards under this Section 5.

Section 6. General Provisions
     6.1 No Right to Awards or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 6.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Nothing in this Section 6.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

     6.2 Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

     6.3 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

Continues on next page ▶

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	A-7

     6.4 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.4 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

     6.5 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

     6.6 Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, including, without limitation, the issuance of restricted stock or restricted stock units or any other awards under the Stock Plan.

     6.7 Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Awards made hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. As and to the extent provided under Section 162(m), the material terms of the performance criteria under the Plan must be re-approved by the Company’s shareholders no later than the 2018 annual meeting of shareholders if the Company intends that the Plan continue to meet the requirements for “performance-based compensation” under Section 162(m) for Awards made following the date of such annual meeting. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

Section 7. Amendments, Suspension or Termination of Plan
     The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m). To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all award agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an award agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such changes to the Plan or an award agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Notwithstanding the foregoing or anything elsewhere in the Plan or an award agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code in respect of Awards that are deferred compensation for purposes of such Section 409A, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s separation from service (or such other period as required to comply with Section 409A).

B	Annex B - Reconciliation of Non-GAAP Measure

This proxy statement includes aggregate segment operating income, which is an important financial measure for the Company but is not a financial measure defined by Generally Accepted Accounting Principles (GAAP). This measure should be reviewed in conjunction with the relevant GAAP financial measure and is not presented as an alternative measure of net income as determined in accordance with GAAP. Aggregate segment operating income as we have calculated it may not be comparable to similarly titled measures reported by other companies.

The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. A reconciliation of segment operating income to net income is as follows (dollars in millions):

	Year Ended
			%
	9/29/2012	10/1/2011	Change
Segment operating income	$9,964	$8,825	13%
Corporate & unallocated shared expenses	(474)	(459)
Restructuring and impairment charges	(100)	(55)
Other income/(expense), net	239	75
Net interest expense	(369)	(343)
Income before income taxes	$9,260	$8,043
Income taxes	(3,087)	(2,785)
Net income	$6,173	$5,258	17%
Net income attributable to noncontrolling interests	(491)	(451)
Net income attributable to Disney	$5,682	$4,807	18%

The Walt Disney Company Notice of 2013 Annual Meeting and Proxy Statement	B-1

© Disney

Form of Notice of Availability used for electronic delivery

PROXYVOTE.COM

The Walt Disney Company

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on March 6, 2013.

The 2013 Annual Meeting of shareholders of The Walt Disney Company will be held at The Orpheum Theatre, 203 West Adams Street, Phoenix, AZ 85003, on Wednesday, March 6, 2013, beginning at 10:00 a.m..

Shareholders of record of Disney common stock (NYSE: DIS) at the close of business on January 7, 2013, are entitled to vote at the meeting and any postponements or adjournments of the meeting. The items of business and the recommendations of the Board of Directors are described in the proxy materials.

This communication presents only an overview. Complete proxy materials are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

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1

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before February 28, 2013 to facilitate timely delivery. You may request a copy as follows:

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The proxy statement and annual report may also be viewed at:

Proxy Statement
http://cdn.media.ir.thewaltdisneycompany.com/2013/annual/proxy-2013.pdf
*Custom Site*

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http://cdn.media.ir.thewaltdisneycompany.com/2012/annual/10kwrap-2012.pdf

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Instructions on how to attend the meeting and vote your shares in person are available on pages 67-68 of the Proxy Statement.

You received this e-mail because our records show that (1) you are an employee of THE WALT DISNEY COMPANY who has regular access to the company's e-mail in the ordinary course of performing your duties and are expected to log-on to e-mail routinely to receive communications, or (2) you have expressly consented to receive THE WALT DISNEY COMPANY communications and vote by proxy via the Internet. You may have given this consent during a prior vote at ProxyVote.com. If you would like to cancel your enrollment, or change your e-mail address, please go to:

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*** Exercise Your *Right* to Vote ***

THE WALT DISNEY COMPANY

The Walt Disney Company

Meeting Information

Meeting Type: Annual Meeting
For holders as of: January 7, 2013
Date: March 6, 2013 **Time:** 10:00 AM
Location: THE ORPHEUM THEATRE
203 WEST ADAMS STREET
PHOENIX, AZ 85003

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR code on the reverse side, or easily request a paper copy (see reverse side).

This notice also constitutes Notice of the 2013 Annual Meeting of Shareholders.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M51565-P32231

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*, or scan the QR code below.

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M51566-P32231

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

   1a. Susan E. Arnold

   1b. John S. Chen

   1c. Judith L. Estrin

   1d. Robert A. Iger

   1e. Fred H. Langhammer

   1f. Aylwin B. Lewis

   1g. Monica C. Lozano

   1h. Robert W. Matschullat

   1i. Sheryl K. Sandberg

   1j. Orin C. Smith

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's registered public accountants for 2013.

4. To approve the advisory resolution on executive compensation.

The Board of Directors recommends you vote AGAINST the following proposals:

5. To approve the shareholder proposal relating to proxy access.

6. To approve the shareholder proposal relating to future separation of chairman and chief executive officer.

M51567-P32231

The Walt Disney Company

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. See reverse side for specific deadlines. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices of availability of proxy materials or proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. See reverse side for specific deadlines. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M51563-P32231-Z59316 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE WALT DISNEY COMPANY

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	**Election of Directors**			
1a.	Susan E. Arnold	☐	☐	☐
1b.	John S. Chen	☐	☐	☐
1c.	Judith L. Estrin	☐	☐	☐
1d.	Robert A. Iger	☐	☐	☐
1e.	Fred H. Langhammer	☐	☐	☐
1f.	Aylwin B. Lewis	☐	☐	☐
1g.	Monica C. Lozano	☐	☐	☐
1h.	Robert W. Matschullat	☐	☐	☐
1i.	Sheryl K. Sandberg	☐	☐	☐
1j.	Orin C. Smith	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's registered public accountants for 2013.	☐	☐	☐
3.	To approve the terms of the Company's Amended and Restated 2002 Executive Performance Plan, as amended.	☐	☐	☐
4.	To approve the advisory resolution on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

		For	Against	Abstain
5.	To approve the shareholder proposal relating to proxy access.	☐	☐	☐
6.	To approve the shareholder proposal relating to future separation of chairman and chief executive officer.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Walt Disney Company

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you wish to change your address, please visit www.disneyshareholder.com, or call Disney Shareholder Services Department at 1-818-553-7200.

M51564-P32231-Z59316

The Walt Disney Company

THE WALT DISNEY COMPANY
Annual Meeting of Shareholders
March 6, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) JAMES A. RASULO, ALAN N. BRAVERMAN and ROGER J. PATTERSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 2013 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE RESERVE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE; **FOR** PROPOSALS 2, 3, 4; **AGAINST** PROPOSALS 5 AND 6; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON **MARCH 5, 2013**.

If you hold shares in any 401(k) savings plan of the Company (the "Plans"), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on **March 1, 2013**, or if no choice is specified, will be voted by an independent fiduciary. **Your voting instructions will be kept confidential by the trustee.**

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

(Continued and to be marked, dated and signed on the other side)